Exhibit 4.19

CERTAIN INFORMATION IDENTIFIED

BY BRACKETED ASTERISKS ([* * *])

HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE

IT IS BOTH NOT MATERIAL AND WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

by and between

Max-Planck-Innovation GmbH

a German corporation having a principal place of business at

Amalienstraße 33, 80799 München, Germany

-hereinafter called “MI”-

and

Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts

Universitätsmedizin Göttingen

a German university having its postal address at

Robert-Koch-Str. 40, 37075 Göttingen

-hereinafter called “UMG”-

and

BiondVax Pharmaceuticals Ltd.

an Israeli corporation having a principal place of business at

Jerusalem BioPark Building, 2nd Floor, Hadassah Ein Kerem Campus

Jerusalem, Israel

-hereinafter called “BiondVax”-

-MI and UMG are hereinafter also called together the “Licensors”, and

MI, UMG and BiondVax are hereinafter also individually called a “Party”,

and collectively called the “Parties”-

NOTE:	All provisions regarding the aRCA in italics and brackets throughout this template shall be included if the Parties mutually agree on and enter into such aRCA (including, without limitation, agreement on project plan and project funding), and shall be deleted if the Parties do not agree on such aRCA.

Recitals

0.1	The Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V. (“MPG”) is a German non-profit scientific research organization. The Max Planck Institute for Multidisciplinary Sciences in Göttingen (the institute was named “Max Planck Institute for Biophysical Chemistry” until December 31, 2021, and is hereinafter referred to as “MPI-MS”) is a research institute of MPG, and is not a separate legal entity. At the MPI-MS, Prof. Dirk Görlich is a director and heads the department “Cellular Logistics” (the “Görlich Department”). The MPI-MS has its own alpaca herd used for its research activities.

0.2	Max-Planck-Innovation GmbH, München, Germany (“MI”) is a 100% subsidiary of MPG, and acts as MPG’s technology transfer agency. MI is authorized by MPG to sign commercialization agreements concerning intellectual property owned and controlled by MPG in MI’s own name for the account of MPG. A respective confirmation of MPG is attached to this Agreement as Appendix 0.2. Further, MI is authorized to act as first point of contact towards UMG, and to collect any payments and other proceeds owed by BiondVax under this Agreement on behalf of both Licensors together.

0.3	UMG is one of the largest University hospitals in Germany and also a Medical Faculty of the Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts, and therefore a public teaching and research organization. At UMG, Prof. Matthias Dobbelstein heads the Institute of Molecular Oncology, and heads a research group within such institute (such research group, the “Dobbelstein Department”). The UMG has a S3 laboratory which is available for the Dobbelstein Department for its research activities.

MBM Science Bridge GmbH, Göttingen, Germany (“MBM”) is the technology transfer organization of UMG, and is in charge of this Agreement. All correspondence to UMG needs to be directed solely to MBM via MI as BiondVax’s first point of contact (as mentioned above), and will be further processed by MBM. For the purpose of this Agreement, receipt of such correspondence by MBM via MI as BiondVax’s first point of contact (as mentioned above) shall be deemed receipt by UMG.

0.4	The Görlich Department has, with support of the Dobbelstein Department, developed the General Nanobody Technology (as later defined herein) for the generation and initial validation of Nanobodies (as later defined herein).

0.5	BiondVax is a NASDAQ-listed biopharmaceutical company that is currently seeking for business opportunities in the field of, among other fields, recombinant protein-based vaccines and antibodies, particularly Nanobodies, for medicinal use in prevention, diagnosis, detection, analytics and treatment of various diseases.

0.6	MPG (through MPI-MS), UMG and BiondVax concluded a multi-target Research Collaboration Agreement effective as of March 21, 2022 (the “RCA”, a copy of which is attached as Appendix 0.6). Under the RCA, said parties conducted collaborative research to generate and initially validate Nanobodies inter alia against the Target (as later defined herein). BiondVax has exercised its exclusive option for an exclusive license with respect to the subproject pursuing the Target in accordance with the RCA. The RCA provided for conclusion of a separate license agreement with pre-defined terms and conditions (particularly as regards financial provisions), which shall be and is adapted only for the identification of the Target, the licensed Compounds, the licensed Target-specific Nanobody Technology and Enabling Nanobody Technology, and an initial Development Plan (as each term is defined later herein), and the Parties have in good faith made the required adaptions.

0.7	[In connection with this Agreement, MPG (through the MPI-MS, Görlich Department), UMG (through the Dobbelstein Department) and BiondVax intend to enter into an accompanying research collaboration agreement in the field of Nanobodies against the Target (the “aRCA”). The aRCA sets forth, among other things, that (i) Patent Rights and Know-how generated in the course of the aRCA by or on behalf of MPG (through MPI-MS, Görlich Department) and/or by or on behalf of UMG (through the Dobbelstein Department) and/or by or on behalf of BiondVax (collectively, the “aRCA IP”) shall be owned by the respective party or parties of the aRCA in accordance with the “ownership follows inventorship” rule, and (ii) provided that the aRCA IP fulfils the other applicable criteria of the Target-specific Nanobody Technology or the Enabling Nanobody Technology (as those terms are defined herein later), as applicable, such aRCA IP shall be automatically be included into, and be an integral part of, the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, and the share of MPG and/or UMG in such aRCA IP will be included into the license granted to BiondVax under this Agreement, without any additional payment due for such inclusion; provided, however, that, upon such inclusion, the financial terms and conditions (and, for clarity, all other terms and conditions) of this Agreement shall apply to such included aRCA IP.

NOTE: Section 0.7 shall be deleted if no aRCA will be concluded.]

Now, therefore, the Parties agree as follows:

1. DEFINITIONS

1.1	“Abandoned Patent Rights”

shall have the meaning ascribed to it in Section 6.4.

1.2	“Affiliates”

shall mean any legal entity (including, without limitation, a corporation, partnership, or limited liability company) that controls, is controlled by, or is under common control with, a Party. For the purpose of this definition, the term “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the voting securities of a legal entity, or (ii) a greater than fifty percent (50%) interest in the net assets or profits of a legal entity, or (iii) possession, directly or indirectly, of the power to elect or direct the management of a legal entity.

1.3	“Agreement”

shall mean this license agreement between the Licensors and BiondVax, including all of its Appendices.

1.4	[“aRCA”

shall have the meaning ascribed to it in Recitals 0.7. A copy of the execution version of the aRCA is attached to this Agreement as Appendix 1.4.

NOTE:The aRCA shall have substantially the same terms and conditions as the aRCA for the Covid-19 Project, but be adapted to the relevant Target and the respective work packages to be mutually agreed upon. A copy of the actually concluded aRCA for the licensed Target shall be attached to the concluded License Agreement.

1.5	“aRCA IP”

shall have the meaning ascribed to it in Recitals 0.7.]

1.6	“BiondVax ADS Shares”

shall mean [***] American Depository Shares (ADS) of BiondVax (NASDAQ: BVXV).

1.7	“BiondVax Project”

shall have the meaning ascribed to it in Section 2.1.3.

1.8	“Biosimilar Product”

shall mean, on a Product-by-Product and country-by-country basis and with respect to a Pharmaceutical Product that has received Regulatory Approval of a BLA in a country and that is no longer covered by a Valid Claim of the Licensed Patent Rights in such country, a pharmaceutical product that:

(a)	has received all necessary approvals by applicable Regulatory Authorities in such country to market or sell such product as a biological or medicinal product;
(b)	is marketed or sold by a Third Party that is not authorized by BiondVax, its Affiliates or Sublicensees with respect to such product;
(c)	binds to the Target, and
(d)	is approved by a Regulatory Authority (i) as a “biosimilar” (in the USA) of such Pharmaceutical Product, (ii) as a “similar biological medicinal product” (in the EU) with respect to which such Pharmaceutical Product is the “reference product”, or (iii) if not the USA or EU, as a foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Pharmaceutical Product.

1.9	“BLA”

shall mean an application submitted to a Regulatory Authority for marketing approval of a biological or medicinal product after conducting the required Clinical Studies for such biological or medicinal product, including, without limitation (i) a Biologics License Application (as defined in 21 C.F.R. 600 et seq., as amended) filed with the FDA, or any successor applications or procedures, (ii) a marketing authorization application filed with the EMA, or any successor applications or procedures, and (iii) any national, supranational or international equivalents of (i) or (ii).

1.10	“Claims”

shall have the meaning ascribed to it in Section 7.1.

1.11	“Clinical Studies”

shall mean collectively Phase I Clinical Studies, Phase II Clinical Studies and Phase III Clinical Studies (or a combination thereof, e.g. Phase I/IIa Clinical Studies or Phase IIb/III Clinical Studies). The term “Clinical Study” shall mean any of a Phase I Clinical Study, a Phase II Clinical Study, or a Phase III Clinical Study, as applicable.

1.12	“Combination Product”

shall mean a Pharmaceutical Product containing, as its pharmaceutically active ingredients, (i) a Pharmaceutical Product, and (ii) one or more other pharmaceutically active ingredients.

For the avoidance of doubt, drug delivery technologies, adjuvants, excipients and the like shall not be deemed to be “active ingredients”, except in the case where a Regulatory Authority recognizes such delivery technologies, adjuvant, excipients or the like as an active ingredient.

1.13	“Commercial Sale”

shall mean, on a Product-by-Product and country-by-country basis, the sale or other disposition of a Product in an arm’s length transaction by or on behalf of BiondVax, its Affiliates or Sublicensees to an independent Third Party distributor or end user customer in exchange for cash, or cash equivalent to which monetary value can be readily assigned, in such country, after applicable Regulatory Approval for a BLA for such Product, and after all other applicable approvals required to market and sell such Product, including pricing and reimbursement approvals, have been granted, or otherwise permitted, by governmental or other responsible authorities in such country.

1.14	“Commercialization” or “Commercialize”

shall mean, with respect to a Product, any and all activities undertaken usually after obtaining Regulatory Approval for such Product that relate to the pre-marketing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of such Product, including, without limitation, (i) conducting clinical trials conducted after Regulatory Approval for a BLA of a Pharmaceutical Product, so-called phase IV clinical trials, (ii) interactions with governmental or other responsible authorities regarding all other applicable approvals required to market and sell such Product, including pricing and reimbursement approvals, (iii) manufacturing for selling purposes, handling, storing and shipping of Products, (iv) following receipt, on a country-by-country basis, of all required Regulatory Approvals and all other applicable approvals required to market and sell such Product, effecting the Commercial Sale of such Product in the respective country, and keeping such Products reasonably available to the public, and (v) modification, enhancement, improvement, and optimization of such Products.

1.15	“Commercially Reasonable Efforts”

shall mean, with respect to the Development or Commercialization of Products and on a Product-by-Product basis, the efforts and resources commonly used in the pharmaceutical industry by companies similar in size and operations to BiondVax (and consistent with the reasonable practices of BiondVax) for compounds of a similar nature, resulting from own development efforts or in-licensed from a Third Party, with a similar commercial potential and at a similar stage in the research or clinical development process, taking into consideration the safety and efficacy of such compound, its costs to develop, the competitiveness of alternative or competing compounds in the same indication(s), the anticipated or, if applicable, actual patent claim structure and the nature and extent of the market exclusivity in the indication(s) for which the respective compound is developed (including patent coverage and regulatory exclusivity), the likelihood of regulatory approval, the expected coverage and reimbursement by payers in those territories (health funds, private health insurance and government health insurance such as Medicaid and Medicare in the USA) its expected profitability, competing product opportunities in the same field, and all other similarly relevant factors.

1.16	“Companion Diagnostic Product”

shall mean a Diagnostic Product that provides information that is essential for the safe and effective use of a Pharmaceutical Product for which it is sold, i.e. that is used to determine whether a particular Pharmaceutical Product’s benefits to patients will outweigh any potential serious side effects or risks. For the avoidance of doubt, when the use of a Diagnostic Product is required by a Regulatory Authority in the labeling of a Pharmaceutical Product, e.g. for selection of appropriate patients for therapy, or to select patients who should not use the Pharmaceutical Product, or for monitoring patients to achieve safety or effectiveness, use of the Diagnostic Product is considered “essential” for the purposes of this definition. Uses of Diagnostic Products that are suggested but not required in Pharmaceutical Product labeling are not considered “essential”.

1.17	“Compounds”

shall mean Nanobodies (e.g. as monomers or any other construct such as dimers, trimers etc., including any complementarity-determining regions, fragments, derivatives, modifications, complexes, or conjugates thereof) that

(a)	selectively bind to the Target, and
(b)	have been created in the course of the RCA [or will be created in the course of the aRCA] by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable), and are Controlled by MPG (and/or UMG, as applicable).

For the avoidance of doubt, the term “in the course of the RCA” under (b) above shall include also those compounds fulfilling the requirement under (a) for which the activities for the generation have been started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (i) before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated 19 October 2021, or (ii) after the Effective Date through supporting research activities in case that BiondVax has exercised its option prior to fulfilment of the Compound Acceptance Criteria (as such term is defined in the RCA) as set forth in the RCA. The Compounds at the Effective Date are identified and described in Appendix 1.17.

The Compounds generated after the Effective Date under the RCA, if any, shall be added to Appendix 1.17 by the Parties in good faith [and if created in the course of the aRCA such Compounds will be added to Appendix 1.17 in accordance with Section 2.1.6].

1.18	“Confidential Information”

(a)	shall mean any information which is of a confidential and/or proprietary nature and not readily available to a Third Party (including, without limitation, information in relation to the business of a Party to which this Agreement relates, and information in relation to Intellectual Property Rights Controlled by a Party), which information is disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under, or in connection with, this Agreement. For the avoidance of doubt, disclosure of any such information relating to the Target or the Compounds or the Licensed Technology disclosed under the RCA shall be treated as disclosure under or in connection with this Agreement and the provisions of this Agreement shall solely and exclusively apply to them for the Term.

(b)	Confidential Information specifically excludes any information that the Receiving Party can prove by adequate proof (i) was known by the Receiving Party prior to the receipt of Confidential Information from the Disclosing Party, (ii) was disclosed to the Receiving Party by a Third Party having the right to do so, (iii) was, or subsequently became, part of the public domain through no fault of the Receiving Party, or (iv) was subsequently and independently developed by or on behalf of the Receiving Party without having had access to, or making use of, the Disclosing Party’s Confidential Information.

(c)	For the avoidance of doubt, the Licensed Technology owned by MPG and/or UMG not yet disclosed to the public shall constitute Confidential Information of the Licensors, and any item of Licensed Technology which is jointly owned by BiondVax on the one side, and MPG and/or UMG on the other side, shall be jointly owned Confidential Information of the Parties. For the further avoidance of doubt, if MI, MPG, MPI-MS, MBM and/or UMG disclose or receive Confidential Information under or in connection with this Agreement, it shall, for the purpose of this Agreement, constitute disclosure to or receipt by the Licensors.

1.19	“Control” or “Controlled”

shall mean, with respect to any Intellectual Property Right, the legal authority or right of a Party (whether by full and unrestricted ownership, or by license other than pursuant to this Agreement) to grant a license or sublicense under such Intellectual Property Right, without violating the rights of, or breaching the terms of any agreement or other arrangement with, any Third Party existing at the time such Party would be required hereunder to grant such license or sublicense.

1.20	“CPA”

shall have the meaning ascribed to it in Section 5.9.

1.21	“Development” or “Develop”

shall mean, with respect to a Product, the performance of any and all activities undertaken regarding research, pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Studies (but excluding clinical trials conducted after Regulatory Approval for a BLA of a Pharmaceutical Product, so-called phase IV clinical trials), manufacturing for pre-clinical, clinical and regulatory purposes, and regulatory affairs (including, without limitation, the determination of the nature and content of any submissions to Regulatory Authorities) that are required to obtain Regulatory Approval for such Product.

1.22	“Development Plan”

shall have the meaning ascribed to it in Section 4.1.2. The initial Development Plan is attached to this Agreement as Appendix 1.22.

1.23	“Diagnostic Product”

shall mean any product that is used or intended for use in the diagnosis and/or prognosis of any disease or clinical condition

(a)	that is Developed or Commercialized by or on behalf of BiondVax or its Affiliates or Sublicensees, and
(b)	that contains one or more Compounds as binding agent for identification and antigenic characterization of pathogens for diagnostic purposes, and/or
(c)	the manufacture, use or sale of which is covered by at least 1 (one) Valid Claim of the Licensed Patent Rights.

For any Diagnostic Product that also falls within the definition of a Pharmaceutical Product, such Diagnostic Product shall be considered a Pharmaceutical Product for the purposes of this Agreement.

1.24	“Disclosing Party”

shall have the meaning ascribed to it in Section 1.18(a).

1.25	“Dispute”

shall have the meaning ascribed to it in Section 10.2.

1.26	“Effective Date”

shall mean the date when this Agreement comes into force and effect, which shall be [date to be inserted].

1.27	“EMA”

shall mean the European Medicines Agency, or any successor agency thereto.

1.28	“Enabling Nanobody Know-how”

shall mean any Know-how in the field of Nanobodies that

(a)	is not directly relating to the Compounds,
(b)	has been created before the Effective Date and/or in the course of the RCA [or will be created in the course of the aRCA,] by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be),
(c)	is necessary for the Development or Commercialization of Products, and
(d)	is Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

The Enabling Nanobody Know-how at the Effective Date is identified and described in Appendix 1.28.

The Enabling Nanobody Know-how generated after the Effective Date through supporting research activities in case that BiondVax has exercised its option prior to fulfilment of the Compound Acceptance Criteria (as such term is defined in the RCA) under the RCA, if any, shall be added to Appendix 1.28 by the Parties in good faith [and if created in the course of the aRCA will be added to Appendix 1.28 in accordance with Section 2.1.6.].

For clarity, the term “Enabling Nanobody Know-how” shall encompass Background Technology MPG/UMG and/or Sideground Technology MPG/UMG (both as defined in the RCA), to the extent (i) the parties of the RCA have mutually qualified it as Enabling Nanobody Know-how pursuant to the RCA, (ii) in addition for Sideground Technology MPG/UMG, BiondVax has approved introduction into the relevant subproject relating to the Target pursuant to the RCA, and the Parties have agreed on specific additional financial terms in accordance with the provisions of the RCA, and (iii) BiondVax has exercised its respective option.

It is the common understanding of the Parties that “directly relating” as used under (a) means any item of the Know-how which relates to the composition of matter of the Compounds, or the use of Compounds in relation to the Target, or otherwise addresses properties of Compounds specific for the Target (e.g. complementary-binding regions). An item of Know-how which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the Field, shall be regarded to “not directly relating to the Compounds” in the meaning of (a).

1.29	Enabling Nanobody Patent Rights

shall mean any Patent Rights in the field of Nanobodies that

(a)	are claiming inventions that (i) do not directly relate to the Compounds, and (ii) have been created before the Effective Date and/or in the course of the RCA [, or will be created in the course of the aRCA,] by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be),
(b)	are necessary for the Development or Commercialization of Products, and
(c)	are Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

The Enabling Nanobody Patent Rights at the Effective Date are listed in Appendix 1.29.

The Enabling Nanobody Patent Rights generated after the Effective Date through supporting research activities in case that BiondVax has exercised its option prior to fulfilment of the Compound Acceptance Criteria (as such term is defined in the RCA) under the RCA, if any, shall be added to Appendix 1.29 by the Parties in good faith [and if created in the course of the aRCA will be added to Appendix 1.29 in accordance with Section 2.1.6].

For clarity, the term “Enabling Nanobody Patent Rights” shall encompass Background Technology MPG/UMG and/or Sideground Technology MPG/UMG (both as defined in the RCA), to the extent (i) the parties of the RCA have mutually qualified it as Enabling Nanobody Patent Rights pursuant to the RCA, (ii) in addition for Sideground Technology MPG/UMG, BiondVax has approved introduction into the relevant subproject relating to the Target pursuant to the RCA and the Parties have agreed on specific additional financial terms according to the provisions of the RCA, and (iii) BiondVax has exercised its respective option.

It is the common understanding of the Parties that “directly relating” as used under (a) means any item protected under any patent claim of the relevant Patent Right which relates to the composition of matter of the Compounds, or the use of Compounds in relation to the Target, or otherwise addresses properties of Compounds specific for the Target (e.g. complementary-binding regions). An item covered by any patent claim of the relevant Patent Right which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the Field, shall be regarded to “not directly relating to the Compounds” in the meaning of (a).

1.30	“Enabling Nanobody Technology”

shall mean collectively the Enabling Nanobody Know-how and the Enabling Nanobody Patent Rights.

1.31	“FDA”

shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.32	“Field”

shall mean the diagnosis and medicinal treatment of diseases in humans related to the Target (including therapeutic purposes to treat and/or relieve the symptoms of human diseases, or prophylactic purposes to prevent the cause of human diseases, or diagnostic purposes of any kind, including, but not limited to, for selection of appropriate patients for and/or monitoring a therapy and/or prophylaxis).

1.33	“General Nanobody Technology”

shall mean all Patent Rights and Know-how that are Controlled by MPG and/or UMG that are necessary or useful for creating and researching any Nanobodies against various molecular targets. General Nanobody Technology shall include, without limitation, (i) the immunization of the alpacas, the generation of immune libraries, the phage display selection and purification of Nanobodies (each performed by the Görlich Department), and (ii) the development of cell-based assays for the testing and screening of Nanobodies for their initial validation and characterization (each performed by the Dobbelstein Department).

1.34	“IND”

shall mean an application submitted to a Regulatory Authority for approval to conduct Clinical Studies for a Product, including (i) an investigational new drug application or any successor application or procedure filed with the FDA, (ii) an investigational medicinal product dossier filed with the EMA, and (iii) any national, supranational or international equivalents of (i) or (ii).

1.35	“Indemnifying Party”

shall have the meaning ascribed to it in Section 7.2.1.

1.36	“Indemnitees”

shall have the meaning ascribed to it in Section 7.1.

1.37	“Indication”

shall mean any disease, disorder, syndrome or other medical condition in humans for which a Product can be used to treat or prevent, which use is the subject of a separate Regulatory Approval process. However, it shall be still the same Indication if a new BLA must be filed and/or if a reasonable modifications to a Pharmaceutical Product as part of the general product life-cycle management, or line extensions of a Pharmaceutical Product, or the route of administration for a Pharmaceutical Product is changed (e.g. from intravenous to inhalation), and such modifications and/or change of route of administration require a new Regulatory Approval process, but such Pharmaceutical Product still addresses the same Indication, such Pharmaceutical Product shall qualify as being in the same Indication. For the sake of clarity, each sub-class having the same combination of two letters and two digits at the beginning of its associated ICD-11 code of a main class of disease with associated code combined of two letters and two digits (as described in the International Statistical Classification of Diseases and Related Health Problems (ICD) provided by the World Health Organization (WHO), as amended or revised from time to time; currently, ICD-11: Version in effect from January 2022) shall be treated only as one and the same Indication, irrespective whether the Pharmaceutical Products containing the same or a different Compound as a single active pharmaceutical ingredient or in combination with one or more further active pharmaceutical ingredients are subject of a separate BLA and/or of a separate Regulatory Approval process. For example, Psoriasis (ICD-11 code EA90) shall be the same Indication, irrespective if one Pharmaceutical Product is targeting the therapy of Gutatte Psoriasis (ICD-11 code EA90.1) and a second Pharmaceutical Product is targeting the therapy of Erythrodermic Psoriasis (ICD-11 code EA90.3). Furthermore, it shall be the same Indication even if a sub-class of disease does not have the same combination of two letters and two digits at the beginning of its associated ICD-11 code, but the Parties agree after good faith discussion that such sub-class addresses a minor group of patients within the main class of disease; as example: Asthma as main class diseases has the ICD-11 code CA23 while the sub-class Coal-worker pneumoconiosis Asthma has the ICD-11 code CA60.1 and addresses only a minor group of potential patients.

1.38	“Intellectual Property Rights”

shall mean all rights with respect to (i) Patent Rights, (ii) trademarks (all registrations and applications therefor), (iii) all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding to the foregoing throughout the world; (iv) utility models, design rights, and (v) Know-how.

1.39	“Intended Publication”

shall have the meaning ascribed to it in Section 2.6.1.

1.40	“Know-how”

shall mean

(a)	any scientific or technical information, results, data, experience and knowledge of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation discoveries, inventions not yet patented, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, biological, chemical and other materials (including lead compounds), reagents, specifications, formulations, formulae, data (including pharmacological, biological, chemical, medicinal chemistry, structural, toxicological and clinical information) analytical, quality control, and stability data, studies and procedures and development information, results and data not patentable,
(b)	that is secret (i.e. not generally known or easily accessible, particularly not disclosed in any Patent Rights), substantial (i.e. significant and/or necessary for the Development and/or Commercialization of Products) and identified (i.e. described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfills the criteria of secrecy and substantiality).

1.41	“Licensed Know-how”

shall mean collectively the Target-specific Nanobody Know-how and the Enabling Nanobody Know-how. For clarity, if for any item of Licensed Know-how the requirement of secrecy is no longer satisfied due to a breach of the confidentiality provisions of this Agreement by Licensors, MPG, MPI-MS or MBM or due to any relevant disclosure or publication allowed under this Agreement, then the relevant items shall no longer be classified as Licensed Know-how. For clarity, if for any item of Licensed Know-how the requirement of secrecy is no longer satisfied due to a breach of the confidentiality provisions of this Agreement by BiondVax or its Affiliates, then the relevant items shall remain to be classified as Licensed Know-how.

1.42	“Licensed Patent Rights”

shall mean collectively the Target-specific Nanobody Patent Rights and the Enabling Nanobody Patent Rights.

1.43	“Licensed Technology”

shall mean collectively the Licensed Know-how and the Licensed Patent Rights.

1.44	“Major Market Country”

shall mean individually any of the following countries or group of related countries: (i) United States of America, (ii) Japan, (iii) China, (iv) Israel, (v) Brazil, (vi) Russia, (vii) any of Italy, Spain, France, Germany and the United Kingdom (the “EU5”), or (viii) any country or group of related countries whose population exceeds 60 million. The term “Major Market Countries” shall mean collectively all countries or group of related countries mentioned in (i) through (viii).

1.45	“Nanobodies”

shall mean VHH antibodies (i.e. the single domain variable region of the heavy chain of camelid-derived antibodies).

1.46	“Net Sales”

(a)	shall mean, on a Product-by-Product and country-by-country basis, the gross amounts invoiced by or on behalf of each of BiondVax or its Affiliates for the Commercial Sale of a Product, less the following: (i) to the extent separately stated on the document of sale, any trade, cash and quantity discounts, bonuses, credits, chargebacks, premiums, rebates and allowances actually granted or allowed and taken specifically with respect to sales or other dispositions of the Product (including, without limitation, discounts actually granted or allowed for Products sold in connection with patient assistance programs designed to aid in patient compliance with medication schedules), (ii) any tariffs, duties, excises, sales, value-added and other taxes imposed upon and paid directly with respect to such Commercial Sale of Products which are actually paid and can be proved by written records, (iii) amounts repaid or credited by reason of rejections, damaged or expired goods, recalls, returns, or billing errors, (iv) government mandated rebates (such as those granted pursuant to programs similar to any state or federal Medicare, Medicaid or similar program), (v) amounts invoiced for freight, shipping, insurance and other transportation expenses, including distribution, packing and handling charges for the Product, (vi) with respect to bad debts, which have actually occurred with respect to the Commercial Sale of a Product, the gross amount invoiced, but actually not received for such Product due to bad debts; and (vii) any item substantially similar in character or substance to the above. Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with generally accepted accounting principles.
(b)	BiondVax and its Affiliates will not be treated as having sold Products if (i) Products are used by or on behalf of each of BiondVax or its Affiliates for the sole purpose of performing Development, or (ii) Products are provided to a Third Party by each of BiondVax or its Affiliates, and used by such Third Party solely to conduct Clinical Studies for Products, or (iii) reasonable amounts of Products are used as promotional free samples, free goods, or other marketing programs to induce sales, or for compassionate or similar uses or donations to non-profit organizations, in connection with which Products are supplied without charge.
(c)	Net Sales shall not include internal distributions, transfers or “sales” of Products by or among BiondVax and its Affiliates and/or its Sublicensees for a subsequent resale of such Products by such Affiliate or Sublicensee to a Third Party. In the case of internal sales of a Product to an Affiliate, Net Sales shall be calculated on the amount invoiced by such Affiliate to a Third Party upon resale in a Commercial Sale to such Third Party, and in case of internal sales of a Product by BiondVax or its Affiliates to a Sublicensee for resale by such Sublicensee, the resale by the Sublicensee to such Third Party shall be regarded as Commercial Sale, and the Licensors shall participate in the respective Sublicensee Consideration as set forth in this Agreement.
(d)	In the event that a Product is sold as Combination Product, then Net Sales, for purposes of determining royalty payments on the Combination Product, shall be calculated as follows: (i) In the event the Product and the other pharmaceutically active ingredient(s) are sold separately during the royalty period in question in the country in question, then Net Sales shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction A/(A+B), where A is the average gross selling price of the Product sold separately in the country in question during the royalty period in question, and B is the average gross selling price of the other pharmaceutically active ingredient(s) sold separately in the country in question during the royalty period in question; (ii) if, on a country-by-country basis, the other pharmaceutically active ingredient or ingredients in the Combination Product are not sold separately in that country, Net Sales shall be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/C, where A is the invoice price of the Product if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Product nor the other pharmaceutically active ingredient(s) of the Combination Product is sold separately in a country, the value of the pharmaceutically active ingredient(s) for the purpose of determining Net Sales shall be determined between the Parties in good faith.

1.47	“Nomination Of Pre-clinical Development Candidate”

shall mean the decision of BiondVax or its Affiliates to nominate a Compound as a candidate for toxicological pre-clinical studies in animals (also commonly referred to as “GLP TOX studies”) as required by competent Regulatory Authorities as pre-requisite for submission of an IND for such Compound.

1.48	“Patent Rights”

shall mean collectively

(a)	any national, supranational and international patent application(s) filed in any jurisdiction of the world, including provisional patent applications, having a specific priority date and directed to a specific inventive subject matter, and the resulting issued patents,
(b)	any subsequent patent application(s) in any jurisdiction claiming the same priority date and directed to the same inventive subject matter as the patent application(s) described in (a) above, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent application(s) described in (a) above, and the resulting issued patents, and
(c)	any patents resulting from reissues, re-examinations, or patent term extensions (including supplementary protection certificates) (and their relevant international equivalents) of the patents and patent application(s) described in (a) and (b) above.

1.49	“Phase I Clinical Study”

shall mean a clinical investigation of a pharmaceutical product in humans, the principal purpose of which is preliminary determination of safety and/or tolerability (which may include, without limitation, studies to determine absorption, distribution, metabolism, excretion and/or toxicity, structure-activity relationship, mechanism of action, dosing regimen, pharmacokinetics and pharmacological effects), conducted in healthy volunteers or patients and for which there are no primary endpoints (as understood by a Regulatory Authority) in the protocol relating to efficacy, as described in 21 C.F.R. §312.21(a), or a similar clinical study in a country other than the United States of America.

1.50	“Phase II Clinical Study”

shall mean a clinical investigation of a pharmaceutical product in humans (usually the target human patient population), the principal purpose of which is a determination of the safety, dose ranging or efficacy, as described in 21 C.F.R. §312.21(b), or a similar clinical study in a country other than the United States of America, by, for example, (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship and/or preliminary efficacy and safety study of a product, or (b) a controlled dose ranging study to evaluate further the efficacy and safety of a product, and to define the optimal dosing regimen.

1.51	“Phase III Clinical Study”

shall mean a randomized and controlled expanded clinical investigation of a pharmaceutical product in humans (usually the target human patient population) on a sufficient number of patients that is designed to demonstrate whether such product is efficacious and safe for use in a particular indication being studied, with the purpose of filing a BLA for Regulatory Approval for such product, as described in 21 C.F.R. §312.21(c), or a similar clinical study in a country other than the United States of America.

1.52	“Pharmaceutical Product”

shall mean any pharmaceutical product (in any dosage form, formulation, presentation or package configuration, if any) for human use in the Field

(a)	that is Developed or Commercialized by or on behalf of BiondVax or its Affiliates or Sublicensees, and
(b)	that contains one or more Compounds as active pharmaceutical ingredient (e.g. for use as therapeutic agent), and/or
(c)	the manufacture, use or sale of which is covered by at least 1 (one) Valid Claim of the Licensed Patent Rights.

For clarity, if the term “on a Product-by-Product basis” is used in this Agreement, it shall mean that the respective provision shall apply in each case to different Pharmaceutical Products that require either a new Regulatory Approval process or address a different Indication.

For further clarity, if a pharmaceutical product does not meet Subsection (b) (e.g. Nanobodies that have not been generated by the Görlich Department and the Dobbelstein Department, but are generated by BiondVax, or in-licensed or acquired by BiondVax from a Third Party), but meets Subsection (c), such pharmaceutical product still qualifies as “Pharmaceutical Product” under this Agreement.

1.53	“Product”

shall mean a Pharmaceutical Product or a Diagnostic Product.

1.54	“Receiving Party”

shall have the meaning ascribed to it in Section 1.18(a).

1.55	“Regulatory Approval”

shall mean any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the clinical testing, manufacture, marketing, use and/or sale of a Product in a country, including without limitation the acceptance of INDs and BLAs.

1.56	“Regulatory Authority”

shall mean any local, state, federal, national, supranational or international regulatory agency, department, bureau or other governmental entity with authority over the clinical testing, manufacture, marketing, use, and/or sale of a Product in a country, including, without limitation, the FDA and the EMA.

1.57	“Royalty Term”

shall mean, on a Product-by-Product and country-by-country basis, the term during which royalties on Net Sales are due and payable for a Product, which term shall commence on the first Commercial Sale of a Product in a country, and shall end on the later of (i) the expiration or abandonment of the last Valid Claim within the Licensed Patent Rights that cover the manufacture, use or sale of such Product in such country, or (ii) the 10th (tenth) anniversary date of the first Commercial Sale of such Product in such country.

1.58	“Subcontractors”

shall have the meaning ascribed to it in Section 2.8.

1.59	“Sublicense Consideration”

shall mean any consideration, whether (i) in cash (e.g. initial or upfront payments, technology access fees, annual fixed payments, development and sales milestone payments, royalties on sales of products), less value added tax, and/or (ii) in non-cash as in kind (e.g. devices, services, licenses or any other use rights) and/or as financial securities (e.g. shares, options, warrants or any other kind of financial securities), in each case received by BiondVax (or its Affiliates) from Sublicensees as consideration for or otherwise in connection with a sublicense, or an option to obtain a sublicense, under the Licensed Technology.

For clarity, any payments specifically committed and allocated by the Sublicensee to reimburse BiondVax (or its Affiliates) for costs of Development activities (including allocable overhead costs) to be performed by or on behalf of BiondVax (or its Affiliates) in the course of the sublicense, or option to obtain a sublicense, with respect to the sublicensed Product, as documented in the agreement between BiondVax and the Sublicensee, in accordance with industry practice and at arm’s length terms, shall not be considered as Sublicense Consideration.

For further clarity, payments of a Sublicensee to BiondVax (or its Affiliates) as consideration for an (internal) sale of Products by BiondVax or its Affiliates to a Sublicensee for the purpose of further resale of such Products by the Sublicensee to Third Parties shall not be regarded Sublicense Consideration, to the extent the payments for such (internal) sales do not include any consideration for the grant of the sublicense to the Sublicensee with respect to the relevant Product.

1.60	“Sublicensee”

shall have the meaning ascribed to it in Section 2.2.1.

1.61	“Surviving Sublicensee”

shall have the meaning ascribed to it in Section 9.7.4.

1.62	“Target”

shall mean the molecular target [insert Target specification].

1.63	“Target-specific Nanobody Know-how”

shall mean any Know-how that

(a)	is directly relating to the Compounds,
(b)	has been created in the course of the RCA [or will be created in the course of the aRCA], by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or behalf of BiondVax or its Affiliates, as the case may be), and
(c)	is Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

For clarity, the term “Target-specific Nanobody Know-how” includes the Compounds, to the extent the Compounds are not yet disclosed in any Target-specific Nanobody Patent Rights.

For the avoidance of doubt, the term “in the course of the RCA” under (b) above shall include also the Know-how fulfilling the requirement under (a) for which the activities for the generation have been started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (i) before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated 19 October 2021, or (ii) after the Effective Date through supporting research activities in case that BiondVax has exercised its option prior to fulfilment of the Compound Acceptance Criteria (as such term is defined in the RCA) as set forth in the RCA.

The Target-specific Nanobody Know-how at the Effective Date is identified and described in Appendix 1.63.

The Target-specific Nanobody Know-how generated after the Effective Date under the RCA, if any, shall be added to Appendix 1.63 by the Parties in good faith [and if generated in the course of the aRCA will be added to Appendix 1.63 in accordance with Section 2.1.6].

It is the common understanding of the Parties that “directly relating” as used under (a) means any item of the Know-how which relates to the composition of matter of the Compounds, or the use of Compounds in relation to the Target, or otherwise addresses properties of Compounds specific for the Target (e.g. complementary-binding regions). An item of Know-how which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the Field, shall be regarded to “not directly relating to the Compounds” in the meaning of (a).

1.64	Target-specific Nanobody Patent Rights

shall mean any Patent Rights that

(a)	are claiming inventions that (i) directly relate to the Compounds, and (ii) have been created in the course of the RCA, [or will be created in the course of the aRCA], by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be), and
(b)	are Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

For the avoidance of doubt, the term “in the course of the RCA” under (a) (ii) above shall include also the inventions fulfilling the requirement under (a) (i), for which the activities for the generation have been started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (i) before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated 19 October 2021, or (ii) after the Effective Date through supporting research activities in case that BiondVax has exercised its option prior to fulfilment of the Compound Acceptance Criteria (as such term is defined in the RCA) as set forth in the RCA. The Target-specific Nanobody Patent Rights at the Effective Date are listed in Appendix 1.64.

The Target-specific Nanobody Patent Rights generated after the Effective Date under the RCA, if any, shall be added to Appendix 1.64 by the Parties in good faith [and if generated in the course of the aRCA will be added to Appendix 1.64 in accordance with Section 2.1.6].

It is the common understanding of the Parties that “directly relating” as used under (a) (i) means any item protected under a patent claim of the relevant Patent Right which relates to the composition of matter of the Compounds, or the use of Compounds in relation to the Target, or otherwise addresses properties of Compounds specific for the Target (e.g. complementary-binding regions). An item covered by a patent claim of the relevant Patent Right which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the Field, shall be regarded to “not directly relating to the Compounds” in the meaning of (a) (i).

1.65	“Target-specific Nanobody Technology”

shall mean collectively the Target-specific Nanobody Know-how and the Target-specific Nanobody Patent Rights.

1.66	“Term”

shall have the meaning ascribed to it in Section 9.1.

1.67	“Third Party”

shall mean any person or entity other than MI, MPG, MBM, UMG, and BiondVax, and their respective Affiliates.

1.68	“Third Party Blocking Patent Rights”

shall mean any Patent Rights (i) Controlled by a Third Party, (ii) that cover a Product as a substance/composition of matter, or its production process or its formulation or its route of administration, and (iii) that would, in absence of a license, be infringed by the Development or Commercialization of such Product. For clarity, any Patent Rights Controlled by a Third Party that do not cover a Product as described in (ii), e.g. packaging of a Product, do not qualify as Third Party Blocking Patent Rights. For further clarity, any Patent Rights Controlled by a Third Party that cover a device shall qualify as Third Party Blocking Patent Rights, if the Product is regarded as “drug/device combination product” by the relevant competent Regulatory Authority in the procedures for Regulatory Approval according to the applicable laws.

1.69	“Valid Claim”

shall mean any claim of

(a)	an issued patent within the Licensed Patent Rights which has not (i) expired or been revoked, abandoned, disclaimed, or cancelled, or (ii) been declared invalid by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, or (iii) been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, or
(b)	a pending patent application within the Licensed Patent Rights that was filed and has been prosecuted in good faith and has not been (i) cancelled, withdrawn, abandoned or disclaimed, or (ii) finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken); provided, however, that, if a claim of a patent application has been pending for more than 7 (seven) years, such claim will not constitute a Valid Claim unless and until a patent issues with such claim, provided, further, that, for purposes of the foregoing proviso, any newly filed claim which claims essentially or substantially the same subject matter as any earlier filed claim shall be considered pending for the same period of time as such earlier filed claim has been pending.

2. GRANT OF RIGHTS

2.1	License Grant

2.1.1	License Grant. The Licensors grant to BiondVax and its Affiliates

(a)	an exclusive, worldwide, royalty-bearing, transferable (in accordance with Section 10.4), sublicensable (in accordance with Section 2.2) license under all right, title and share Controlled by MPG and/or UMG with respect to the Target-specific Nanobody Know-how and the Target-specific Nanobody Patent Rights, to Develop, have Developed, use, have used, Commercialize and have Commercialized, Products in the Field; and
(b)	a non-exclusive, worldwide, royalty-bearing, transferable (in accordance with Section 10.4), sublicensable (in accordance with Section 2.2) license under all right, title and share Controlled by MPG and/or UMG with respect to the Enabling Nanobody Know-how and the Enabling Nanobody Patent Rights, which license shall be exclusive for the Target, to Develop, have Developed, use, have used, Commercialize and have Commercialized, Products in the Field.

2.1.2	Subcontractors / Sublicensees. BiondVax and its Affiliates may, in their sole discretion, have Developed or have Commercialized Products by Subcontractors on behalf of BiondVax or its Affiliates pursuant to Section 2.8, or grant sublicenses to Third Parties to Develop and/or to Commercialize Products pursuant to Section 2.2.

2.1.3	Partnering / Sale of BiondVax Project. In case BiondVax (or its Affiliates) partners with a Third Party its project relating to Development and Commercialization of Nanobodies against the Target with respect to 1 (one) or several Indications, and this project to the extent partnered includes some or all of the Licensed Technology (the “BiondVax Project”), such Third Party partner of BiondVax (or its Affiliates) will be granted a sublicense by BiondVax (or its Affiliates) to the respectively concerned Licensed Technology (as the case may be for 1 (one) or several Indications), and accordingly, the payments of the Third Party partner to BiondVax (or its Affiliates) will be regarded and treated as Sublicense Consideration of BiondVax (or its Affiliates) in accordance with this Agreement to the extent the Licensed Technology is sublicensed. The Parties shall in good faith determine a reasonable weighting of the concerned Licensed Technology to the respective other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target that are licensed by BiondVax to such Third Party partner, and Licensors’ participation in Sublicense Consideration according to Section 5.4 shall only apply to the share reasonably allocated to the Licensed Technology. In case BiondVax (or its Affiliates) sells the BiondVax Project to a Third Party with respect to all Indications, this Agreement (for the respectively concerned Licensed Technology) will be transferred to such Third Party acquirer in accordance with Section 10.4 of this Agreement.

2.1.4	Inclusion of additional Intellectual Property Rights. If BiondVax at any time during the Term reasonably believes that any Intellectual Property Right generated by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) prior to the Effective Date (or thereafter in the course of supportive research in case that BiondVax has exercised its option prior to fulfilment of the Compound Acceptance Criteria (as such term is defined in the RCA) under the RCA, if applicable) and Controlled by MPG and/or UMG, which fulfils the other applicable criteria of the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, was mistakenly not explicitly addressed in the relevant appendix of this Agreement, but should have been listed, upon written request of BiondVax, the Parties shall discuss in due time and in good faith if and to what extent such Intellectual Property Right shall be included into, and be an integral part of, the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, under this Agreement with effect as of the Effective Date (or such later day of generation in case of generation in the course of supportive research in case that BiondVax has exercised its option prior to fulfilment of the Compound Acceptance Criteria (as such term is defined in the RCA) under the RCA, if applicable), and the share of MPG and/or UMG in such Intellectual Property Right will be included into the license granted to BiondVax under this Agreement, without any additional payment due by BiondVax for such inclusion (except for Sideground Technology MPG/UMG (as this term is defined in the RCA), which was introduced to the subproject related to the Target under the RCA, and for which specific additional financial terms mutually pre-agreed in accordance with the provisions of the RCA shall apply); provided, however, that, upon such inclusion, the financial terms and conditions of this Agreement shall apply also to such included Intellectual Property Right. The relevant Appendices of the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, attached to this Agreement shall be updated accordingly upon such inclusion.

2.1.5	[Inclusion of aRCA IP. Provided that the aRCA IP fulfils the other applicable criteria of the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, such aRCA IP shall be automatically included into, and be an integral part of, the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, under this Agreement, and the share of MPG and/or UMG in such aRCA IP will be included into the license granted to BiondVax under this Agreement, without any additional payment due by BiondVax for such inclusion; provided, however, that, upon such inclusion, the financial terms and conditions of this Agreement shall apply to such included aRCA IP.

2.1.6	Appendices for Included aRCA IP. The Parties shall, in accordance with the terms of the aRCA but at the latest within 60 (sixty) days after the expiration or termination of the aRCA, in good faith jointly identify and describe the aRCA IP to be included pursuant to Section 2.1.5 by adding such aRCA IP to the respective Appendices of the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, under this Agreement. If, after such inclusion, a Party reasonably believes that additional aRCA IP should be included into this Agreement, such Party shall inform the other Party thereof no later than 12 (twelve) months after the expiration or termination of the aRCA, and the Parties shall discuss in due time and in good faith if and to what extent such additional aRCA IP will be included into this Agreement.]

2.2	Sublicenses

2.2.1	Sublicensee. BiondVax and its Affiliates may grant sublicenses, and authorize the grant of further sublicenses through multiple tiers, to the rights granted to them under Section 2.1.1 to one or more Third Parties (each, a “Sublicensee”), subject to the terms and conditions of this Section 2.2, and provided that sublicences with respect to the Enabling Nanobody Know-how and Enabling Nanobody Patent Rights shall be only made for the Target, and only together with a sublicense to the Target-specific Nanobody Know-how and the Target-specific Nanobody Patent Rights.

2.2.2	Consistency with this Agreement. Each sublicense granted under this Agreement shall be subject and subordinate to, and be consistent with, the terms and conditions of this Agreement. Any sublicense granted by BiondVax under this Agreement will not relieve BiondVax of its obligations, and shall not limit BiondVax’s ability, to fully comply with all of its obligations under this Agreement.

2.2.3	Copy of Sublicense Agreement. Within 30 (thirty) days after the signature of each sublicense granted under this Agreement to a Third Party, BiondVax shall provide the Licensors with a reasonably redacted copy of the signed sublicense agreement. The sublicense agreement shall be the Confidential Information of BiondVax, and the Licensors may use such sublicense agreement solely for the purpose of monitoring BiondVax’s compliance with its obligations under this Agreement, and the Sublicensee’s compliance with its obligations under the sublicense agreement.

2.2.4	Insolvency. Notwithstanding Sections 2.2.1 through 2.2.3 above, if an insolvency event according to Section 9.8 occurs, and this Agreement is not terminated pursuant to Section 9.8, each sublicense that BiondVax or the insolvency administrator intends to grant to a Third Party shall be subject to the prior written approval of the Licensors.

2.3	Retained Rights for MI, MPG and UMG.

2.3.1	Retained Research Rights. Each of MPG and UMG retains the cost-free right to use the Licensed Technology (i) for internal scientific research, teaching, education and publication purposes (subject to compliance with the confidentiality and publication provisions of this Agreement), (ii) for scientific research collaboration purposes with academic Third Parties (subject to compliance with the confidentiality provisions of this Agreement); provided that in case of an intended research collaboration with a non-for-profit organization aiming to develop and manufacture a medicinal product in the Field, BiondVax has not objected to such research collaboration for good reason within 1 (one) month after receipt of a notice from MPG or UMG, as applicable, and (iii) for patient care within the facilities of UMG (subject to compliance with the confidentiality provisions of this Agreement). If BiondVax has notified MPG, through MI, and UMG that a Compound has successfully passed the Nomination Of Pre-clinical Development Candidate, including up to 2 (two) Compounds nominated as pre-clinical development back-up candidates, the use rights of MPG and UMG in accordance with (i) shall remain unaffected, and MPG and/or UMG (as applicable) shall, prior to any use of such Compounds in accordance with (ii), discuss with BiondVax in good faith reasonable limitations, e.g. discussion of results related to such Compounds before disclosure to academic Third Parties, and/or blinding of the structure of such nominated Compounds towards academic Third Parties.

2.3.2	Retained License Rights. The Licensors may, in their sole discretion, grant further non-exclusive licenses to the Enabling Nanobody Technology (specifically excluding Enabling Nanobody Technology jointly owned by BiondVax on the one side and MPG and/or UMG on the other side, for which any licensing requires BiondVax’s prior written consent, which shall not be unreasonably withheld) to Third Parties for targets other than the Target, and such further licenses may be exclusive for the respective target other than the Target. The Licensors may, in their sole discretion, provide the Enabling Nanobody Know-how (specifically excluding Enabling Nanobody Know-how jointly owned by BiondVax on the one side and MPG and/or UMG on the other side, for which any disclosure requires BiondVax’s prior written consent, which shall not be unreasonably withheld) to any Third Party interested in the aforementioned license, and such provision of such Enabling Nanobody Know-how shall be deemed to be in compliance with the provisions of this Agreement.

2.4	No Additional Rights.

Nothing in this Agreement shall be construed to confer any rights upon BiondVax, by implication or otherwise, as to any Intellectual Property Rights of MPG or UMG, other than the Licensed Technology.

2.5	Transfer of Licensed Know-how

2.5.1	Transfer. Within 60 (sixty) days after the Effective Date, MPI-MS (with the support of UMG, as applicable) and BiondVax shall negotiate in good faith the details (including, without limitation, the content and timelines) for the transfer of the Licensed Know-how (including, for clarity, all Compounds which were generated in the course of the subproject conducted related to the Target under the RCA) to BiondVax, to the extent the Licensed Know-how is not yet available at BiondVax in a comprehensible manner in light of the previous research collaboration with MPG and UMG under the RCA. In the course of such agreed-upon transfer, MPI-MS (with the support of UMG, as applicable) shall provide to BiondVax in suitable form the documents, data and technical information in the possession of MPI-MS (and of UMG, as applicable) at the Effective Date and pertaining to the Licensed Know-how, which documents, data and technical information are reasonably available to the MPI-MS (and to UMG, as applicable) without undue searching. Each Party shall bear its own costs and expenses arising in connection with or in relation to the transfer of the Licensed Know-how pursuant to this Section 2.5.1.

2.5.2	Use of Documentation. BiondVax may not use the documentation it receives under this Section 2.5 for any purposes other than as permitted by this Agreement, and such documentation shall be treated as Confidential Information of the Licensors, except to the extent such documentation contains and/or refers to Licensed Technology which is jointly owned by BiondVax on the one side and MPG and/or UMG on the other side. The MPI-MS (and UMG, as applicable) provides such documentation “as is”. The MPI-MS (and UMG, as applicable) shall use reasonable efforts to provide the documentation to BiondVax in a suitable form; provided, however, that the MPI-MS (and UMG, as applicable) shall have no obligation to reformat or otherwise alter or modify any such documentation, or to create documentation in electronic form, in order to provide it to BiondVax. Any and all such documentation delivered to BiondVax under this Section 2.5 is and shall remain the sole property of MPG (and/or UMG, as applicable), except to the extent that BiondVax has contributed to such documentation and provided that such documentation shall be subject to BiondVax’s rights as set forth in this Agreement.

2.5.3	Filing of Patent Rights for Licensed Know-how. If BiondVax, upon its reasonable judgement, believes that some or all of the Licensed Know-how should be patented, BiondVax shall inform the Licensors thereof. The Parties shall discuss in due time and in good faith if and to what extent Patent Rights will be filed for such Licensed Know-how. If such Patent Rights are filed, they shall qualify and be deemed part of the Target-specific Nanobody Patent Rights or the Enabling Nanobody Patent Rights, as applicable.

2.5.4	Disclosure of Licensed Know-how to support Licensed Patent Rights. Each Party responsible for or entitled to prosecute, enforce or defend any of the Licensed Patent Rights shall inform and discuss in good faith the necessity and extent of disclosure of any item of Licensed Know-how for the purpose of supporting any relevant proceedings relating to a Licensed Patent Right. The other Party will not unreasonably withhold its consent to such necessary disclosures of Licensed Know-how.

2.6	Publication of Licensed Know-how

2.6.1	Intended Publication by MPI-MS/UMG. The Parties recognize that (i) the Görlich Department and the Dobbelstein Department have a significant scientific interest in publishing the Licensed Know-how, and (ii) BiondVax has a significant business interest in maintaining the confidentiality of the Licensed Know-how. In order to reasonably balance such interests, the Licensors acknowledge that it requires BiondVax’s prior review of publications that the Görlich Department and/or the Dobbelstein Department intend to make that include the Licensed Know-how, and BiondVax acknowledges that it may delay any requested approval only for good cause. The Görlich Department and/or the Dobbelstein Department shall therefore make available to BiondVax a copy of any intended abstract, manuscript or presentation that would include any Licensed Know-how (the “Intended Publication”) no less than 12 (twelve) days prior to the intended submission of the manuscript or other draft of its Intended Publication to the relevant Third Party (e.g. the editorial board or conference organizer). The Licensors will use reasonable efforts that the Görlich Department and the Dobbelstein Department will comply with the provisions of this Section 2.6.

2.6.2	Review by BiondVax. BiondVax shall have 10 (ten) days from its receipt of the Intended Publication to notify the Görlich Department and/or the Dobbelstein Department in writing of any specific reasonable objections to the disclosure. In the event BiondVax makes such reasonable objections, the Görlich Department and/or the Dobbelstein Department agrees to not submit and publish the Intended Publication, or to not submit and make the presentation containing the objected-to information, as applicable, for additional 30 (thirty) days from its receipt of BiondVax’s notice. During such 30-day-period, they will discuss in good faith reasonable redactions and/or revisions to the Intended Publication to satisfy BiondVax’s reasonable concerns. Specifically, if the Intended Publication (i) would result in the disclosure of Confidential Information of BiondVax, upon request of BiondVax, the Görlich Department and/or the Dobbelstein Department shall modify the Intended Publication to avoid such disclosure, but the Parties shall use reasonable efforts to provide scientifically meaningful equivalent information in such Intended Publication, or (ii) would jeopardize the patentability of any inventions based on the Licensed Know-how that may lead to Patent Rights, upon request of BiondVax, the Görlich Department and/or the Dobbelstein Department shall delay the Intended Publication for a period of 60 (sixty) instead of 30 (thirty) days, in order to allow BiondVax (and/or MPG and/or UMG, as applicable) to file a patent application.

2.6.3	Revised Intended Publication. The Görlich Department and/or the Dobbelstein Department shall delete from the originally proposed Intended Publication any Confidential Information of BiondVax, and any other reasonably objected-to information as agreed between the Görlich Department and/or the Dobbelstein Department and BiondVax, and shall provide to BiondVax such revised Intended Publication in due time after the applicable delay periods as set forth in Section 2.6.2 for final review. BiondVax shall inform the Görlich Department and/or the Dobbelstein Department in writing within 10 (ten) days after receipt of such revised Intended Publication whether or not BiondVax has any further reasonable objections to it. If BiondVax informs the Görlich Department and/or the Dobbelstein Department within such 10 (ten) days of its further reasonable objections, BiondVax and the Görlich Department and/or the Dobbelstein Department shall discuss in good faith, within further 10 (ten) days after such notice, reasonable redactions and/or revisions to the revised Intended Publication. The Görlich Department and/or the Dobbelstein Department shall take into due consideration the redactions and/or revisions reasonably proposed by BiondVax. After such 10-day-period, the Görlich Department and/or the Dobbelstein Department may submit the revised Intended Publication (as further redacted or revised in the Görlich Department’s and/or the Dobbelstein Department’s reasonable discretion).

2.6.4	Intended Publication by BiondVax. If BiondVax has a reasonable interest in publishing the Licensed Know-how, BiondVax shall inform the Görlich Department and the Dobbelstein Department of such intent in due time. Sections 2.6.1 through 2.6.3 shall apply accordingly.

2.7	No Further Support.

Except as expressly set forth in this Agreement, neither MI nor MPG nor UMG shall have any obligation under this Agreement to provide support or advice to BiondVax or its Affiliates (or to any of their customers) in connection with the Development and Commercialization of Products. [The Parties acknowledge that they have certain rights and obligations as set forth in the aRCA, which is separate from this Agreement.]

2.8	Subcontracting

BiondVax (and its Affiliates) may subcontract to one or more Third Parties (each, a “Subcontractor”) as follows:

2.8.1	Subcontracting for Development. BiondVax (and its Affiliates) may subcontract to Subcontractors the performance of the Development of Products on behalf of BiondVax or its Affiliates (e.g. contract research organizations, contract manufacturing organization, consultants or development collaboration partners), without granting a sublicense to such Subcontractors, provided that (i) none of the rights of the Licensors under this Agreement are adversely affected as a result of such subcontracting, (ii) any Subcontractor to whom BiondVax discloses Confidential Information of the Licensors shall be bound by confidentiality and restricted use obligations at least as restrictive as those contained in this Agreement, (iii) BiondVax (or its Affiliates) shall use reasonable efforts to achieve that (aa) the Subcontractor performs its respective services for BiondVax on a fee-for-service or substantially similar basis, and (bb) the Subcontractor is obliged, fully paid-up by the service fee or similar, to assign, or exclusively license, to BiondVax (or its Affiliates), subject to customary retained rights for research purposes, any Patent Rights for inventions generated by the Subcontractor in performing its services for BiondVax (or its Affiliates). If BiondVax (or its Affiliates) is not able to achieve the requirements described in (iii), it shall first, before entering into any agreement with the Subcontractor, inform the Licensors hereof, and the Parties shall discuss in good faith if and under what terms, taking into account the last sentence of Section 5.3.5.1, such Subcontractor may be engaged by BiondVax. For clarity, any Development performed by Subcontractors shall, for the purpose of this Agreement, be considered to have been performed by BiondVax.

2.8.2	Subcontracting for Commercialization. BiondVax (and its Affiliates) may subcontract to Subcontractors the performance of the Commercialization of Products on behalf of BiondVax or its Affiliates (e.g. distributors or other sales partners in certain countries or regions), without granting a sublicense to such Subcontractors, provided that any Commercialization performed by such Subcontractors shall, for the purpose of this Agreement, be deemed to be performed on behalf of BiondVax, and sales of Products by such Subcontractor shall qualify and be deemed as Commercial Sales made on behalf of BiondVax under this Agreement.

2.9	Formal License Requirements

The Licensors shall execute all documents for formal licenses and give all required declarations regarding the licenses granted under this Agreement, and shall reasonably cooperate with BiondVax to the extent such documents and declarations are required for the record or registration of the licenses granted under this Agreement at the various patent offices and other relevant governmental authorities for the benefit of BiondVax. Upon request, the Licensors shall reasonably assist BiondVax in effecting such registration by delivering all necessary documents and declarations to BiondVax. BiondVax shall bear all reasonable expenses incurred by the Licensors in connection with this Section 2.9.

2.10	Equitable Licenses

2.10.1	Least Developed Countries. BiondVax shall comply, and shall ensure that its Affiliates and Sublicensees comply, with the concept of “equitable licenses”, in order to ensure that patients in the “least developed countries” (which countries are classified in the respective list of the United Nations, Department of Economic and Social Affairs, as amended from time to time) get access to Products at affordable costs, as follows: BiondVax shall in its reasonable discretion and after a commercially reasonable time after Regulatory Approval for a BLA for Products, and any other required pricing and/or reimbursement approvals, (i) work in good faith to grant licenses to commercially reasonable Sublicensees at fair, reasonable and non-discriminatory terms for the manufacture and sale of Products to patients in at least one or more of the least developed countries at affordable costs, (ii) sell Products subject to the required Regulatory Approvals in the concerned country at affordable costs to patients in the least developed countries, or (iii) declare a non-assert regarding the use of Licensed Patent Rights for the manufacture and sale of Products in the least developed countries at affordable costs.

2.10.2	Developing Countries. BiondVax (and its Affiliates and Sublicensees) may decide, in its reasonable discretion, to extend the concept of equitable licenses set forth in Section 2.10.1 to one or more countries that can be reasonably qualified as “developing countries” (for the purpose of this Agreement, the countries contained in the list of “least developed countries” shall be excluded from the “developing countries”).

2.10.3	Access to Products in the EU. BiondVax shall use commercially reasonable efforts to ensure, and shall use commercially reasonable efforts to ensure that its Affiliates and Sublicensees ensure, that the countries of the European Union have fair and reasonable access to Products.

2.10.4	Costs. BiondVax shall bear all expenses incurred in connection with this Section 2.10.

2.10.5	Consequences of Breach. In the event that BiondVax (or its Affiliates or Sublicensees) has materially breached one or more of the obligations contained in this Section 2.10, the Licensors (only together) may terminate this Agreement with respect to the concerned Product only for the concerned country in accordance with Section 9.6.2 which shall apply accordingly.

3. REPRESENTATIONS AND WARRANTIES / LIABILITIES

3.1	Limited Representations and Warranties

3.1.1	Limited Representations and Warranties by the Licensors. The Licensors represent and warrant that, at the Effective Date, (i) the Licensors have the right to enter into this Agreement, and to grant all rights and licenses contained herein, in the Lincensor’s own name regarding MPG’s and UMG’s, as applicable, rights in the Licensed Technology, (ii) the Licensors have not granted any licenses under, assigned, transferred, conveyed or otherwise encumbered MPG’s and UMG’s, as applicable, right, title and ownership interest in the Licensed Technology to Third Parties prior to the Effective Date, (iii) to the best of each Licensor’s knowledge at the Effective Date, after conducting reasonable inquiries as is common practice for academic research institutions, MPG Controls MPG’s share and UMG Controls UMG’s share in the Licensed Technology.

3.1.2	Further Limited Representations and Warranties by the Licensors. The Licensors represent and warrant that, at the Effective Date, (i) the Licensed Patent Rights validly exist, the necessary documents have been filed with the relevant patent offices, and the necessary fees have been paid in, (ii) the Licensors have no actual knowledge of any claims, judgments or settlements pending with respect to the Licensed Patent Rights, and the Licensors have not received notice (and MI is not aware that MPG has received notice) that any such claims, judgments or settlements are threatened, and (iii) the Licensors have no actual knowledge of any actual litigation, and the Licensors have not received notice (and MI is not aware that MPG has received notice) that any such litigation is threatened) that may adversely affect the patentability, validity or scope of the Licensed Patent Rights.

3.1.3	Limited Representations and Warranties by BiondVax. BiondVax represents and warrants that, at the Effective Date, (i) BiondVax has the right to enter into this Agreement and to perform its obligations under this Agreement, and (ii) the performance of this Agreement by BiondVax does not create a breach or default under any other agreement to which BiondVax is a party.

3.1.4	Acknowledgements by BiondVax. BiondVax acknowledges that (i) the Licensors have informed BiondVax prior to the Effective Date that the Licensors have not performed a patent due diligence for the Licensed Patent Rights, in particular no patentability search or freedom to operate analysis has been made either by MI or be UMG, and (ii) it is in BiondVax’s sole discretion to perform its own patent due diligence at its own expense.

3.1.5	Covenant of the Licensors. The Licensors hereby covenant (i) that each of the Licensors will not, and MI will procure that MPG will not, grant any security interest in a Licensed Patent Right and/or Licensed Know-how in favor of any creditor without BiondVax’s prior written consent; and (ii) to provide BiondVax with written notice if anytime during the Term either of the Licensors becomes aware that any of the events that are subject matter of the warranties given under Sections 3.1.1 or 3.1.2 occurs.

3.2	No Further Representations and Warranties

3.2.1	No Further Representations and Warranties.

3.2.1.1	OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 3.1, MI, MPG, MBM AND UMG MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND THE ABSENCE OF ANY LEGAL OR ACTUAL DEFECTS, WHETHER OR NOT DISCOVERABLE.

3.2.1.2	OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 3.1, BIONDVAX MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND THE ABSENCE OF ANY LEGAL OR ACTUAL DEFECTS, WHETHER OR NOT DISCOVERABLE.

3.2.2	No Further Specific Representations and Warranties. Specifically, and not to limit Section 3.2.1 and except as and to the extent provided in Section 3.1, MI, MPG, MBM and UMG make no representation or warranty (i) regarding the merchantability or fitness for a particular purpose of the Licensed Technology, (ii) regarding the patentability, scope, validity, or enforceability of the Licensed Patent Rights, (iii) that the use of the Licensed Technology, or the Development and Commercialization of any Product, will not infringe any Intellectual Property Rights of any Third Party, and (iv) that the use of the Licensed Technology, or the Development and Commercialization of any Product, will not cause any damages of any kind to BiondVax or to any Third Party.

3.3	Limitation of Liabilities

3.3.1	Exclusion. TO THE EXTENT LEGALLY PERMISSIBLE, IN NO EVENT SHALL EITHER PARTY OR MPG OR MBM (OR THEIR TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES) BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGES CONSISTING OF LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS), REGARDLESS OF WHETHER ANY OF THE AFOREMENTIONED PERSONS OR ENTITIES SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

3.3.2	Limitation. To the extent legally permissible, the aggregate liability for all claims arising out of or under this Agreement between the Parties shall not exceed the greater of (a) [***], or (b) the amounts actually paid in cash by BiondVax to the Licensors under Section 5.

3.3.3	Unlimited Liability. The exclusions and limitations of Sections 3.3.1 and 3.3.2 shall not apply:

(a)	to cases of mandatory statutory liability;
(b)	to damages to the life or health of human beings;
(c)	to damages caused by gross negligence or willful intent of a Party or its Affiliates; and
(d)	to the indemnification obligations as per Section 7.

4. BiondVax DILIGENCE OBLIGATIONS AND REPORTS

4.1	Product Development Responsibilities and Diligence Obligations

4.1.1	Product Development. BiondVax shall use Commercially Reasonable Efforts, or shall cause one or more of its Affiliates or Sublicensees to use Commercially Reasonable Efforts, to Develop at least 1 (one) Pharmaceutical Product in at least 2 (two) of the Major Market Countries. BiondVax shall fund, or cause to be funded, the costs of conducting all Development activities with respect to Products pursuant to this Section 4.1. Developing a Product in the abovementioned countries through sublicensing shall be regarded as Commercially Reasonable Efforts.

4.1.2	Development Plan. Attached to this Agreement as Appendix 1.22 is a reasonable and meaningful initial development plan of BiondVax that meets industry standards applicable to BiondVax (the “Development Plan”), showing as of the Effective Date on a Product-by-Product basis the reasonably anticipated multi-year plan for the Development of Products, specifying the type of activities, timelines anticipated, a reasonably detailed budget, the tasks and Development work planned by BiondVax and its Affiliates, and any further relevant details. At the Effective Date, the Development Plan will cover, on a Product-by-Product basis, the proposed Development activities from the Effective Date until the first filing of an IND in case of Pharmaceutical Products. At the first filing of an IND, the Development Plan will cover the proposed Development activities until achievement of proof of concept in humans (usually achieved upon completion of a Phase II Clinical Study). At achievement of proof of concept in humans, the Development Plan will cover the proposed Development activities until receipt of Regulatory Approval for a BLA. For the avoidance of doubt, the Development Plan is subject to continuous review and reasonable and necessary adaptions by BiondVax as the Development of Products proceed. BiondVax will report to the Licensors material changes of the Development Plan in writing in accordance with Section 4.3. BiondVax is committed to ensure sufficient financial resources timely available in accordance with the Development Plan as part of applying Commercially Reasonable Efforts. All reports, updates and information with respect to the Development Plan furnished to each Licensor under this Section 4.1.2 shall constitute Confidential Information of BiondVax, and shall be treated by the Licensors in accordance with Section 8.

4.1.3	Clinical Studies. Any Clinical Studies for Products will be made by BiondVax under its own responsibility. For each Clinical Study to be performed (also) in Germany, UMG gets the option to participate as trial site, under the same terms offered by BiondVax to other trial sites in Germany; any such participation of UMG requires a separate clinical trial agreement between BiondVax and UMG. For each clinical trial, UMG (through Prof. Dobbelstein) gets the option to participate within an advisory board.

4.2	Product Commercialization Responsibilities and Diligence Obligations

BiondVax shall use Commercially Reasonable Efforts, or shall cause one or more of its Affiliates or Sublicensees to use Commercially Reasonable Efforts, to Commercialize at least 1 (one) Pharmaceutical Product in at least 2 (two) of the Major Market Countries. BiondVax shall fund, or cause to be funded, the costs of conducting all Commercialization activities with respect to Products pursuant to this Section 4.2. Commercializing a Product in the abovementioned countries through sublicensing shall be regarded as Commercially Reasonable Efforts.

4.3	Development Reports and Records

4.3.1	Development Reports. BiondVax shall furnish to the Licensors, and shall oblige its Affiliates and Sublicensees to furnish to BiondVax for inclusion in its reports to the Licensors, in writing quarterly, within 45 (forty-five) days after the end of each calendar quarter, with a written report regarding the Development of Products. Such report shall present, on a Product-by-Product basis, a reasonable and meaningful summary of the Development activities performed, the progress made and the results achieved by BiondVax, its Affiliates and Sublicensees through the end of the reporting period to which such report pertains, regarding the Development of Products. The report shall also contain upcoming Development milestones and a discussion of intended Development efforts for the immediately following reporting period. The first report shall be provided to the Licensors within 45 (forty-five) days after the end of the first complete calendar quarter after the Effective Date. Additionally, the Licensors may, only together, reasonably request that BiondVax, at the end of each reporting period or within 30 (thirty) days after receiving the respective development report, presents and comments on the status and progress of the Development in a joint meeting (either via telephone, internet-based or face-to-face).

4.3.2	Record Keeping. BiondVax shall maintain complete and accurate records of all Development and Commercialization activities for Products conducted in accordance with this Section 4, and of all results achieved in conducting such activities. BiondVax shall maintain such records in sufficient detail and in good scientific manner appropriate for auditing, patent and regulatory purposes.

4.3.3	Confidentiality. All reports furnished to each Licensor under this Section 4.3 shall constitute Confidential Information of BiondVax, and shall be treated by the Licensors in accordance with Section 8.

4.4	Compliance with Laws

BiondVax shall, on a Product-by-Product and country-by-country basis, comply with, and shall oblige its Affiliates and Sublicensees to comply with, all mandatory local, regional, state, federal, national, supranational and international laws, regulations and rules applicable to the Development and Commercialization of Products.

4.5	Non-Use of Names

Except as explicitly permitted pursuant to this Agreement, neither Party may use the name, trademark or logo of the other Parties, including for MI: “Max Planck Institute”, “Max Planck Society”, “Max Planck Innovation”, for UMG: “Georg-August-Universität Göttingen”, “Universitätsmedizin Göttingen”, “MBM Science Bridge”, and for BiondVax: “BiondVax”, or any other name of an entity within the BiondVax group of companies; or any variation, adaptation, or abbreviation thereof, or the name of any individual of a Party, in any promotional material or other public announcement or disclosure without the prior written consent of the affected Party or, in the case of an individual, the consent of that individual, except in reference to already publicly available information thereof. Either Party does not need to obtain explicit prior approval for each individual use of another Party’s name, trademark or logo if the Party uses the name, trademark or logo of such other Party substantially consistent with the presentation and format and in similar context as previously approved by such other Party, However, the other Party may reasonably object against such use for important reason and the relevant Parties shall discuss in good faith any amendment the using Party shall make.

4.6	Liability for Affiliates and Sublicensees

If Affiliates or Sublicensees of BiondVax Develop and/or Commercialize Products, BiondVax is responsible and liable towards the Licensors that such Affiliates and Sublicensees perform their obligations in accordance with the terms and conditions of this Agreement.

4.7	Effect of Failure

4.7.1	Breach of Sections 4.1 through 4.4. In the event that BiondVax (or its Affiliates) has materially breached any of the obligations under Sections 4.1 through 4.3, the Licensors (only together) may terminate this Agreement in accordance with Section 9.6.2. In the event that BiondVax (or its Affiliates or Sublicensees) has materially breached with respect to 1 (one) Product in 1 (one) country the obligation set forth in Section 4.4, the Licensors (only together) may terminate this Agreement with respect to the concerned Product only for the concerned country in accordance with Section 9.6.2 which shall apply accordingly.

4.7.2	Breach of Section 4.5. In the event that BiondVax (or its Affiliates) has materially breached Section 4.5, the Licensors (only together) may terminate this Agreement as a whole in accordance with Section 9.6.2. In the event that the Licensors or MPG or MBM have materially breached Section 4.5, BiondVax may terminate this Agreement as a whole in accordance with Section 9.6.2. For the avoidance of doubt, any use of the name, trademark or logo of the other Party to the extent required under any information or transparency obligation according to the applicable laws (e.g. public company obligations under U.S. SEC Rules) shall not be regarded a breach of Section 4.5.

4.7.3	Breach by Sublicensee. In the event that a Sublicensee has materially breached any of the obligations under Section 4.1 through Section 4.5 as imposed by BiondVax on such Sublicensee, BiondVax shall use reasonable efforts to cause the Sublicensee to cease and cure such breach. If the Sublicensee does not cease and cure its breach within the applicable cure period set forth in the applicable sublicense agreement, BiondVax shall inform the Licensors hereof immediately. Upon reasonable request of the Licensors (to be made only together), provided that the Licensor’s interests are materially adversely affected by such Sublicensee’s breach, BiondVax may terminate the sublicense agreement with such Sublicensee in accordance with the applicable terms thereof, or decide to compensate the Licensors for any damages arising from such Sublicensee’s breach; provided, however, that in case of a breach of Section 4.5 (while the last sentence of Section 4.7.2 shall apply accordingly), BiondVax shall terminate the sublicense agreement.

5. FINANCIAL PROVISIONS

5.1	ADS of BiondVax as Upfront Payment (Option Exercise Fee)

5.1.1	ADS Transfer. Within 45 (forty-five) days after the Effective Date, BiondVax shall instruct the competent transfer agent to issue, at no cost for the Licensors, the BiondVax ADS Shares to BNY Mellon. BNY Mellon will issue said ADSs representing the BiondVax ADS Shares at a ratio to be notified by MI to BiondVax (i) to MPG (who shall hold the respective portion of the BiondVax ADS Shares in its own name and for its own account), and (ii) to MBM (who shall hold the respective portion of the BiondVax ADS Shares as trustee for UMG), and these shares will be marked with a restrictive legend with respect to the lock-up according to Section 5.1.2. The Licensors understand and acknowledge that BiondVax shall not have any responsibility and liability towards MI, MPG, MBM and/or UMG regarding their internal relationship and allocation of costs and benefits with respect to the BiondVax ADS Shares, except for taking care of the issuance of the BiondVax ADS Shares to MPG and MBM pursuant to this Section 5.1.1.

5.1.2	Lock-Up. Until the 1st (first) anniversary date of the Effective Date, MPG and MBM/UMG are not allowed to sell the BiondVax ADS Shares. Thereafter, MPG and MBM/UMG may, in their sole discretion and at any time, sell one, more or all of the BiondVax ADS Shares.

5.1.3	No Impact. For the avoidance of doubt, (i) the termination or expiration of this Agreement shall have no impact on any of the BiondVax ADS Shares, and (ii) the sale of any of the BiondVax ADS Shares by MPG and/or MBM/UMG shall have no impact on this Agreement.

5.2	Milestones in case of Pharmaceutical Products

5.2.1	Milestone Events / Milestone Payments. BiondVax shall pay to the Licensors the respective milestone payments upon achievement of the respective milestone events by the relevant Pharmaceutical Product of BiondVax or its Affiliates, each as set forth in the table below and as further described in this Section 5.2.1:

Milestone Event	Milestone Payment (in EUR)

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

5.2.1	[***].

5.2.2	One-time Milestone Payments. Each respective milestone payment shall become due and payable only once upon achievement of the respective milestone event by the relevant Pharmaceutical Product.

5.2.3	[***].

5.2.4	Method of Milestone Payment. BiondVax shall inform the Licensors through MI of the achievement of the respective milestone event within 45 (forty-five) days after the respective achievement, and BiondVax shall pay to the Licensors solely through MI the respective milestone payment within 45 (forty-five) days after receipt of the respective proper invoice from MI. The Licensors understand and acknowledge that it shall be MI’s sole responsibility to forward to UMG (through MBM) the relevant portion of any milestone payment made by BiondVax according to this Agreement as agreed between MI, MBM and UMG. BiondVax shall not have any responsibility and liability towards MI, MPG, MBM and/or UMG regarding their internal relationship and allocation of costs and benefits with respect to any milestone payment made to MI hereunder, especially shall not have the obligation to pay directly to UMG with regard to the milestone payments, and shall have performed its relevant payment obligation if the relevant milestone payment due and payable has been received by MI.

5.3	Royalties on Net Sales of Pharmaceutical Products

5.3.1	Royalty Rates. During the Royalty Term, BiondVax shall pay to the Licensors, on a Product-by-Product and calendar year-by-calendar year basis, running royalties on incremental Net Sales for each Pharmaceutical Product in a tiered model at the royalty rates set forth in the table below:

Aggregate worldwide Net Sales of a Product in a calendar year amount to:	Royalty Rate

[***]	[***]

[***]	[***]

[***]	[***]

Example: [***].

BiondVax agrees to pay royalties on Net Sales of Pharmaceutical Products for all countries that are member states of the European Patent Organization, if the Licensed Patent Rights are active in all countries of the EU5.

5.3.2	No Royalties on Equitable Licenses. If BiondVax or its Affiliates or its Sublicensees have complied with the concept of equitable licenses for the least developed countries as set forth in Section 2.10.1, any Commercial Sale of Pharmaceutical Products by BiondVax or its Affiliates to patients in the least developed countries shall not be royalty-bearing towards the Licensors under this Section 5.3. If BiondVax or its Affiliates or its Sublicensees have decided to extend the concept of equitable licenses to the developing countries as set forth in Section 2.10.2, the Licensors will reasonably reduce, or waive, the royalty obligations under this Section 5.3 for any Commercial Sale of Pharmaceutical Products by BiondVax or its Affiliates to patients in the developing countries.

5.3.3	Reductions due to Biosimilar Product Launch. If a Biosimilar Product relating to a certain Pharmaceutical Product is launched in a certain country during the Royalty Term, and Net Sales of such Pharmaceutical Product in any calendar quarter following such Biosimilar Product launch decrease by a certain percentage as compared to the average calendar quarter amount of Net Sales accounted by BiondVax for such Pharmaceutical Product in such country during the calendar quarter preceding the first launch of the Biosimilar Product, then the applicable royalty rate shall be reduced, on a calendar quarter-by-calendar quarter basis, by the same respective percentage for as long as the Biosimilar Product is sold in such country and Net Sales of such Pharmaceutical Product in any calendar quarter following the launch of the Biosimilar Product remain respectively decreased.

Example: [***].

5.3.4	No Patent Abuse / No Anti-competition Violation. The Parties understand that pursuant to the definition of the Royalty Term, BiondVax and its Affiliates are obliged to pay royalties on Net Sales of Pharmaceutical Products during a term of 10 (ten) years after the first Commercial Sale of a Pharmaceutical Product in a country, and that such term could end later than the term during which such Pharmaceutical Product is covered by a Licensed Patent Right in such country (i.e. BiondVax and its Affiliates have to pay royalties for a Pharmaceutical Product in a country even after the Licensed Patent Rights have expired for such Pharmaceutical Product in such country). The Parties agree that this consequence would be regarded from a reasonable businessman perspective as fair consideration for the license granted under this Agreement. BiondVax hereby stipulates to the fairness and reasonableness of such post-patent royalty obligations; specifically, and not to limit the foregoing, BiondVax hereby agrees that such post-patent royalty payments do not constitute an abuse of the Licensed Patent Rights or a violation of anti-competition rules.

5.3.5	Anti-Stacking Regarding Third Party Royalties

5.3.5.1	Anti-Stacking Mechanism. If, after the Effective Date, BiondVax is, upon its reasonable judgment, required to obtain a license from one or more Third Parties to Third Party Blocking Patent Rights (e.g. such Third Party Blocking Patent Rights are necessary to meet requirements of Regulatory Authorities for a Pharmaceutical Product, e.g. a required target-product profile), then the applicable royalty rate pursuant to Section 5.3.1 will be reduced, on a country-by-country and Product-by-Product basis, from the date running royalties on sales of such Pharmaceutical Product have to be actually paid to such Third Party, by 50% (fifty percent) of any royalty rate applicable for such Third Party for the license to the Third Party Blocking Patent Rights; provided, however, that the applicable royalty rate pursuant to Section 5.3.1 will be reduced to not less than 75% after the first of such anti-stacking deduction, and will in no event (e.g. by the repeated application of the anti-stacking mechanism for additional licenses to Third Party Blocking Patent Rights) be reduced to less than a minimum floor of 50% of the applicable royalty rate pursuant to Section 5.3.1. Notwithstanding the foregoing, any Third Party Blocking Patent Right licensed by BiondVax from a Subcontractor shall be treated as follows: if such Third Party Blocking Patent Right pre-existed at the time of signature of the subcontract agreement or was generated by the Subcontractor outside the relevant subcontract, the foregoing provision of this Section 5.3.5.1 shall apply; if the invention covered by such Third Party Blocking Patent Right was generated newly by the Subcontractor during and in performance of the subcontract, the Parties shall negotiate in good faith, taking into account, among other things, the reasonable expectation to increase Net Sales for Pharmaceutical Products by engaging with such Subcontractor, the application of this Section 5.3.5.1 or an alternative reduction mechanism with respect to the royalties owed to the Licensors under this Agreement (e.g. including potential implementation of an increased minimum floor).

Example: [***].

5.3.5.2	No Carry Forward. Any amount that is not deductible under Section 5.3.5.1 above in a given calendar year (e.g. due to the fact that the minimum floor has been reached) cannot be carried forward to the following calendar year(s).

5.3.5.3	BiondVax Responsibility. BiondVax shall be responsible for paying any and all payments that may be due and payable to any Third Party arising out of BiondVax’s license to Third Party Blocking Patent Rights. BiondVax shall inform the Licensors through MI of any licenses to Third Party Blocking Patent Rights that lead to the application of the anti-stacking mechanism.

5.3.6	Royalty Reports. Starting with the first Commercial Sale of the first Pharmaceutical Product and during the Royalty Term, BiondVax shall deliver to the Licensors through MI, within 45 (forty-five) days of the end of each calendar quarter, a detailed written royalty report for the reporting period to which such report pertains, showing at least, on a Product-by-Product and country-by-country basis, (i) the kind and quantity of Pharmaceutical Products sold by or on behalf of BiondVax and its Affiliates, (ii) the gross prices charged, (iii) the calculation of Net Sales from such gross sales, (iv) the exchange rates used in determining the amount of EUR payable, (v) the resulting royalties due to the Licensors according to those figures, and (vi) any withholding taxes required to be deducted in respect of such royalties. If no royalties are due to the Licensors for a certain reporting period, the royalty report shall so state. The reports and records provided by BiondVax hereunder shall be BiondVax’s Confidential Information, and the Licensors hereby covenant that they shall not use or disclose any information included in such reports for any purpose other than determining whether BiondVax and its Affiliates have complied with their obligations under this Agreement.

5.3.7	Accounting Period and Payment of Royalties. Royalties shall be payable for each calendar quarter, and shall be due and payable to the Licensors solely through MI within 45 (forty-five) days after receipt of the respective proper invoice from MI. The Licensors understand and acknowledge that it shall be MI’s sole responsibility to forward to UMG (though MBM) the relevant portion of any royalties paid by BiondVax according to this Agreement as agreed between MI, MBM and UMG. BiondVax shall not have any responsibility and liability towards MI, MPG and/or UMG regarding their internal relationship and allocation of costs and benefits with respect to any royalty payment made to MI hereunder, especially shall not have the obligation to pay directly to UMG with regard to the royalties, and shall have performed its relevant payment obligation if the relevant royalty payment due and payable has been received by MI.

5.4	Participation in Sublicense Consideration with respect to Pharmaceutical Products

5.4.1	Participation in Sublicense Consideration. In the event that BiondVax (or its Affiliates) grants a sublicense pursuant to Section 2.2, BiondVax shall pay to the Licensors the following percentages of the respective Sublicense Consideration received by BiondVax (or its Affiliates):

Sublicense agreement with the Sublicensee signed	Participation ratio of MI in Sublicense Consideration

[***]	[***]

[***]	[***]

[***]	[***]

[***].

If, in connection with a sublicense to some or all of the Licensed Technology, BiondVax (or its Affiliates) grants in the same agreement a license to other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target, the Parties shall in good faith determine a reasonable weighting of the Licensors’ share in the concerned Licensed Technology to the respective other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target, and this Section 5.4 shall only apply to the share reasonably allocated to the Licensed Technology.

5.4.2	Allocation and Distribution of Sublicense Consideration

5.4.2.1	In Cash. If BiondVax (or its Affiliates) receives any Sublicense Consideration in cash, BiondVax shall provide to the Licensors solely through MI a cash payment equal to the Licensors’ participation ratio in such cash Sublicense Consideration.

5.4.2.2	Non-cash Financial Security. If BiondVax (or its Affiliates) receives any Sublicense Consideration in non-cash as financial security, BiondVax shall provide to the Licensors solely through MI, at BiondVax’s reasonable election, regarding the respective participation of the Licensors in such Sublicense Consideration, either (i) a cash payment equal to the Licensors’ participation ratio in the fair market value of such non-cash as financial security Sublicense Consideration, or (ii) a portion equal to the Licensors’ participation ratio of the non-cash as financial security Sublicense Consideration.

5.4.2.3	Non-cash In-Kind. If BiondVax (or its Affiliates) receives any Sublicense Consideration in non-cash as in-kind, BiondVax shall provide to the Licensors solely through MI reasonable and meaningful information about such non-cash in-kind Sublicense Consideration, and the Parties shall discuss in due time and in good faith how to implement the Licensors’ participation in the fair market value of such non-cash as in-kind Sublicense Consideration.

5.4.3	Method of Participation Payment. BiondVax shall inform the Licensors solely through MI without undue delay of the receipt of the respective Sublicense Consideration, and BiondVax shall provide to the Licensors solely through MI the respective participation within 45 (forty-five) days after receipt of a respective proper invoice from MI. The Licensors understand and acknowledge that it shall be MI’s sole responsibility to forward to UMG (through MBM) the relevant portion of any milestone payment made by BiondVax according to this Agreement as agreed between MI, MBM and UMG. BiondVax shall not have any responsibility and liability towards MI, MPG and/or UMG regarding their internal relationship and allocation of costs and benefits with respect to any payment made to MI hereunder, especially shall not have the obligation to directly pay to UMG with regard to the Licensors’ participation in any Sublicense Consideration, and shall have performed its relevant payment obligation if the relevant payment due and payable with respect to the Licensors’ participation in any Sublicense Consideration has been received by MI.

5.5	Minimum Floor for Milestones and Royalties

5.5.1	Minimum Floor for Milestones. If a Sublicensee achieves a milestone event pursuant to Section 5.2.1 above, and if the Licensors’ participation in the relevant milestone payment actually made by the Sublicensee to BiondVax as Sublicense Consideration for the achievement of such milestone event calculated pursuant to Section 5.4.1 above would be lower than what the Licensors would receive on a “pass-through” basis (i.e. as if BiondVax would have achieved the respective milestone event), then BiondVax shall pay to the Licensors solely through MI as minimum floor the respective milestone payment pursuant to Section 5.2.1 above, if such milestone event is achieved by a Sublicensee. For clarity, if BiondVax actually receives from its Sublicensees milestone payments for milestone events achieved by the Sublicensee other than the specific milestone events set forth in Section 5.2.1 above, such milestone payments shall, as Sublicense Consideration, only be subject to the percentage participation of the Licensors as set forth in Section 5.4.1 above. For clarity, this Section 5.5.1 shall apply irrespective of the tiers of sublicensing.

5.5.2	Minimum Floor for Royalties. BiondVax shall pay to MI as minimum floor a royalty rate of [***] on net sales of the Commercial Sale of Pharmaceutical Products sold by a Sublicensee, less anti-stacking and Biosimilar Product entry deductions (i.e. the Licensor will receive the royalties on a “pass-through” basis as if BiondVax would have sold such Pharmaceutical Products), if the Licensors’ participation in the relevant royalty payment actually made by a Sublicensee to BiondVax as Sublicense Consideration for the sale of Pharmaceutical Products by such Sublicensee calculated pursuant to Section 5.4.1 would be lower. For clarity, for determination of net sales of the Commercial Sale of Pharmaceutical Products sold by a Sublicensee, the definition of “Net Sales” shall apply mutatis mutandis, but also taking in consideration how net sales of the relevant Sublicensee are calculated and accounted to BiondVax.

5.5.3	No Floor in Case of Equitable Licenses. The provisions set forth under this Section 5.5 shall not apply if BiondVax grants the sublicense to comply with the concept of equitable licenses according to Section 2.10.

5.5.4	Compulsory Licenses. If a competent court or governmental authority grants or orders the grant or orders that BiondVax grants a compulsory license to a Third Party under or with respect to any Licensed Patent Right and/or the Licensed Know-how, the Parties shall discuss in good faith whether or not the provisions of this Section 5.5 shall apply.

5.6	Royalties for Diagnostic Products

5.6.1	Information of Development of Diagnostic Products. In the event BiondVax intends to Develop Diagnostic Products (including Companion Diagnostic Products), BiondVax shall inform MI of such Development according to the reporting obligations under Section 4.3.

5.6.2	Royalties for Companion Diagnostic Products. Any Net Sales resulting from the Commercial Sale of a Companion Diagnostic Product shall be added to the Net Sales with the respective Pharmaceutical Product, and royalties shall accrue on the Net Sales of such Companion Diagnostic Product according to the provisions and applicable royalty rates for the respective Pharmaceutical Product as set forth in this Agreement. The Net Sales and the royalty due and payable shall be reported together with the royalty report for the respective Pharmaceutical Product.

5.6.3	Royalties for other Diagnostic Products. Diagnostic Products other than Companion Diagnostics Products shall trigger a flat royalty rate of [***] on Net Sales. The corresponding anti-stacking, payments and reporting provisions set forth for Pharmaceutical Products in this Agreement shall apply mutatis mutandis. In the event that BiondVax (or its Affiliates) grants a sublicense for Development and/or Commercialization of Diagnostic Products pursuant to Section 2.2, BiondVax shall pay to the Licensors the following percentage of the respective Sublicense Consideration received by BiondVax (or its Affiliates): [***], and Sections 5.5.2 through 5.5.4 shall apply mutatis mutandis for such minimum flooring.

5.7	Fair Market Value / Fair Market Terms Determination

In the event that, according to this Agreement, a “fair market value” or a “fair market term” has to be determined, the Party obliged to suggest such fair market value or fair market term shall provide the other Party in due time with a good faith determination of the fair market value or fair market term, together with any information necessary or useful to support such determination. The other Party may provide the suggesting Party within 30 (thirty) days with a counter-determination of the fair market value or fair market term, which shall include any information necessary or useful to support such counter-determination. If the Parties are unable to agree on a fair market value or fair market term determination within 30 (thirty) days after receipt of such counter-determination, the expert determination as set forth in Section 10.3.4 applies.

5.8	General Payment Terms

5.8.1	Payment Periods. BiondVax shall pay all amounts due and payable under this Agreement within the periods allowed for payment as set forth in this Agreement.

5.8.2	Method of Payment. All payments due under this Agreement shall be made solely to MI by wire transfer in immediately available funds to the following account of MI:

[***]

Each payment shall reference this Agreement, and the obligation under this Agreement that the payment satisfies.

MI is solely responsible for the allocation and distribution of amounts received under this Agreement to UMG in accordance with the respective agreement between MI, MBM and UMG. For clarity, BiondVax does not assume and hereby disclaims any obligation to directly pay to UMG (through MBM) and MPG as well as direct or indirect obligation towards UMG’s or MPG’s inventors for payments resulting directly or indirectly in connection with this Agreement and its performance. BiondVax shall have performed its relevant payment obligation if the relevant payment due and payable has been received by MI.

5.8.3	Payments in EUR; Tax Withholding. Unless expressly stated otherwise in this Agreement, all payments due under this Agreement shall be payable in EUR and, if legally required, shall be paid with the additional value added tax. Conversion of foreign currency to EUR shall be made at the average exchange rate for the relevant accounting period which is calculated on the basis of the official exchange rates in the relevant reporting period as reported daily by Reuters. Such payments shall be without deduction of exchange, collection, or other charges, except for deduction of withholding or similar taxes. The Parties shall use all reasonable and legal efforts to avoid any double taxation on payments made by BiondVax to the Licensors hereunder. If BiondVax concludes that tax withholdings under the laws of any country are required with respect to payments to the Licensors, BiondVax shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, BiondVax will promptly provide the Licensors solely through MI with original receipts or other evidence reasonably desirable and sufficient to allow the Licensors to document such tax withholdings adequately for purposes of claiming foreign tax credits, tax returns and similar benefits.

5.8.4	Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest on arrears at an interest rate of 9% points (nine percentage points) above base rate (as determined by the Deutsche Bundesbank) per year. Calculation of interest will be made for the exact number of days in the interest period based on a year of 365 days (actual/365).

5.9	Bookkeeping and Auditing

BiondVax is obliged to keep, and shall oblige its Subcontractors that sell Products, and its Affiliates and Sublicensees, to keep complete and accurate books on any reports and payments due to the Licensors under this Agreement, which books shall contain sufficient information to permit an independent certified public accountant (the “CPA”) appointed by the Licensors only together and reasonably acceptable to BiondVax to confirm the accuracy of any reports and payments made to the Licensors. The CPA is authorized to audit the books (and corresponding royalty reports and payments) of BiondVax not more than once per reporting period (i.e. no double review of any reporting period). The Licensors shall provide at least 7 (seven) days prior joint notice to BiondVax of such audits, and such audits shall be conducted during normal business hours and in such a manner as to not unnecessarily interfere with BiondVax’s normal business activities. BiondVax shall provide records of its Subcontractors who sell Products, and of its Affiliates and Sublicensees in BiondVax’s possession as part of such audit. The charges for such audit shall be borne by the Licensors (according to their internal agreement); provided, however, that in the event such audit reveals an underpayment in excess of [***], BiondVax shall reimburse to the Licensors solely through MI the full costs of such audit. In any event, BiondVax shall remit any amounts due to the Licensors according to the audit within 45 (forty-five) days of receiving notice thereof from MI, together with interest calculated in the manner provided in Section 5.8.4. In the event the audit reveals an overpayment, BiondVax may credit such overpaid amounts against future payments owed to the Licensors. The right of auditing by the Licensors under this Section 5.9 shall expire 7 (seven) years after each report or payment has been made. The Licensors shall request an audit only jointly together and only once per calendar year.

5.10	No Refund

All payments made by BiondVax under this Agreement are non-refundable, and, except as set forth in Section 5.9 in case of overpayments, non-creditable against each other. This Section 5.10 shall apply, without limitation, in the event of an early termination of this Agreement in accordance with its termination provisions.

6. PATENT OWNERSHIP, PROSECUTION AND INFRINGEMENT

6.1	Ownership

6.1.1	Ownership of Licensed Technology. MPG and/or UMG, as applicable, shall own and retain their right, title and interest in the Licensed Technology, without prejudice to any right, title and interest BiondVax has with respect to items of Licensed Technology jointly generated by MPG/MPI-MS and/or UMG on the one side and BiondVax on the other side under the RCA. For clarity, to the extent rights with respect to such items of Licensed Technology jointly generated and owned by MPG/MPI-MS and/or UMG on the one side and BiondVax on the other side are not provided in this Agreement, the terms and conditions of the RCA (including any joint ownership agreement concluded under the RCA) shall apply.

6.1.2	Ownership of Intellectual Property Rights resulting from Development and Commercialization. BiondVax shall own any Intellectual Property Rights generated by or on behalf of BiondVax or any of its Affiliates and (subject to the terms and conditions of the relevant sublicense agreement) of its Sublicensee in the course of the Development and Commercialization of any Products in connection with exercising its rights granted under this Agreement.

6.1.3	[Ownership of aRCA IP. Ownership of aRCA IP shall be governed by the aRCA, in accordance with the “ownership follows inventorship” rule. This may lead to sole ownership of MPG or UMG, joint ownership of MPG and/or UMG and/or BiondVax, or sole ownership of BiondVax, as applicable. For clarity, to the extent rights with respect to any joint aRCA IP are not provided in this Agreement, the terms and conditions of the aRCA shall apply. For the avoidance of doubt, MPG and UMG shall own any Intellectual Property Rights generated by or on behalf of MPG and UMG not in the course of the aRCA.]

6.2	Responsibility for Target-specific Nanobody Patent Rights

6.2.1	Management of Target-specific Nanobody Patent Rights

6.2.1.1	Primary Responsibility of BiondVax. Unless the Parties agree otherwise, the Target-specific Nanobody Patent Rights will be handled by a reputable patent law firm chosen by BiondVax in its reasonable discretion. BiondVax will inform the Licensors at least 2 (two) weeks before the chosen patent law firm should take over responsibility for the Target-specific Patent Rights and the Licensors (only together) may object against such patent law firm chosen by BiondVax only for important reason by written notice to BiondVax within 1 (one) week after receipt of BiondVax’s notice. Upon receipt of such notice by BiondVax, the Parties shall immediately discuss in good faith the reasons of the objection and alternative patent law firms. Until a new patent law firm is chosen by BiondVax and not reasonably objected by the Licensors together, the patent law firm(s) previously instructed in accordance with the provisions of the RCA, shall further handle the Target-specific Nanobody Patent Rights, and said patent law firm(s) shall follow BiondVax’s reasonable instructions regarding actions towards the patent offices from the Effective Date. BiondVax shall reasonably decide on an appropriate patent strategy regarding the Target-specific Nanobody Patent Rights. BiondVax shall be primarily responsible to prepare, file, prosecute, maintain and defend the Target-specific Nanobody Patent Rights, including, without limitation, that BiondVax is entitled to manage post-grant proceedings, including, without limitation, decide on route of validation of European patents (EP bundle or unitary effect, opt-in/opt-out under the UPC Agreement, reissue or limitation proceedings) regarding the Target-specific Nanobody Patent Rights, each in close coordination with the Licensors as set forth in Sections 6.2.1.2 and 6.2.1.3.

6.2.1.2	Coordination with the Licensors. BiondVax shall (i) keep the Licensors (through the chosen patent law firm) reasonably and timely (if reasonably possible not less than 3 (three) months prior to any deadline) informed as to the intended filing, prosecution, maintenance and defense of the Target-specific Nanobody Patent Rights, (ii) furnish to the Licensors (through the chosen patent law firm) copies of documents substantially relevant to any such filing, prosecution and maintenance, (iii) allow the Licensors reasonable opportunity to timely comment and advise on documents to be filed with any patent office which would substantially affect the Target-specific Nanobody Patent Rights, (iv) closely coordinate its activities regarding the filing, prosecution, maintenance and defense of the Target-specific Nanobody Patent Rights with the Licensors and the patent law firm chosen for handling the Enabling Nanobody Patent Rights, and (v) give good faith consideration to the comments and advice of the Licensors. In case of Target-specific Nanobody Patent Rights jointly owned by MPG, UMG and BiondVax, in the event the Licensors (only together) object for good cause to the intended actions proposed by BiondVax, and if the Parties are unable to resolve such dispute in good faith within the 3-(three) months period mentioned under (i) above, then BiondVax shall, in its reasonable discretion, have the final decision-making authority regarding such action. In all other cases of Target-specific Nanobody Patent Rights (i.e. where BiondVax is not co-owner), the Licensors shall not unreasonably withhold their timely consent to the intended actions proposed by BiondVax after discussion in good faith if the intended actions proposed by BiondVax are reasonable in order to preserve MPG’s and UMG’s interests, and BiondVax’s commercial interests in the exclusive license granted hereunder and the Product Development and Commercialization.

6.2.1.3	Decisions by BiondVax. BiondVax (i) shall (through the chosen patent law firm) file, prosecute, maintain and defend the Target-specific Nanobody Patent Rights in the Major Market Countries referenced in Section 1.44(i) through (vii), and (ii) may decide, in its reasonable discretion, in which countries that are not Major Market Countries referenced in Section 1.44(i) through (vii) the Target-specific Nanobody Patent Rights shall (through the chosen patent law firm) be filed, prosecuted, maintained and defended, without prejudice to BiondVax’s right according to Section 6.4. The Licensors shall, in accordance with BiondVax’s decision, assist BiondVax and the chosen patent law firm in connection with filing, prosecuting, maintaining and defending the Target-specific Nanobody Patent Rights in such countries, provided that BiondVax pays all respective fees and expenses incurred with respect to such countries in accordance with Section 6.3.

6.2.2	Patent Term Extensions. If elections with respect to obtaining patent term extensions (including, without limitation, any available pediatric extensions) or supplementary protection certificates or their equivalents in any country with respect to Target-specific Nanobody Patent Rights are available, BiondVax shall have the right, at its sole expense, to make, upon its reasonable judgment, such elections for Products. With respect to all of the rights and activities identified in this Section 6.2.2, the Licensors shall reasonably assist BiondVax, at the expense of BiondVax.

6.3	Patent Costs for Target-specific Nanobody Patent Rights

During the Term, BiondVax shall in due time pay all external fees and costs, including reasonable attorney’s fees, relating to the preparation, filing, prosecution, maintenance, defense and extension of the Target-specific Nanobody Patent Rights that occur in accordance with Section 6.2 above. The amounts due pursuant to this Section 6.3 shall, as a general rule, be paid directly by BiondVax to the respective patent law firms.

6.4	Non-Filing or Abandonment or Non-Defense of Target-specific Nanobody Patent Rights

6.4.1	Abandoned Patent Rights. In the event that BiondVax intends not to have filed, or intends to have abandoned (e.g. by non-payment of fees), or intends not to defend against an opposition or invalidity action of any Third Party, any patent or patent application within the Target-specific Nanobody Patent Rights in a certain country or region (each, an “Abandoned Patent Right”), BiondVax shall inform the relevant Licensor(s) in writing of this intent in due time, if reasonably possible 4 (four) months prior to any deadline. MI (through MPG) and/or UMG, as the case may be, may, without being obliged to, file or maintain or defend the Abandoned Patent Right in such country or region in their sole discretion and at MPG’s and/or UMG’s sole or joint expense, as the case may be. In any event, BiondVax shall remain obliged to pay the respective patent costs that incur during the date of such notice to the relevant Licensor(s) and the respective date in the future upon which such abandonment by BiondVax regarding the respective Abandoned Patent Right will become effective. Upon such abandonment effective date, the exclusive license of BiondVax under the respective Abandoned Patent Right shall (a) terminate (and for clarity, all payment obligations of BiondVax for the relevant country or region shall terminate), if the respective country or region of the Abandoned Patent Right is one of the Major Market Countries referenced in Section 1.44(i) through (vii), and (b) be converted into a non-exclusive license, if the respective country or region of the Abandoned Patent Right is not one of the Major Market Countries referenced in Section 1.44(i) through (vii) (and for clarity, BiondVax shall remain obliged to pay milestones and royalties pursuant to this Agreement for the relevant country or region where the respective Abandoned Patent Right is still in force).

6.4.2	Settlements. Any grant of a sublicense by BiondVax in the course of any defense of a Target-specific Patent Right requires the prior written consent of the relevant Licensor(s), not to be unreasonably withheld or delayed. BiondVax shall not require the Licensors’ prior written consent, if BiondVax grants such sublicense in compliance with the provisions of Section 2.2. With respect to such sublicense granted in the course of a settlement, only Section 5.4 shall apply with respect to the participation of the Licensors in the Sublicense Consideration paid by such Sublicensee, provided, however, that BiondVax may first deduct from any settlement payments, including Sublicense Consideration, as the case may be, its respective defense costs and expenses actually borne and not otherwise reimbursed to BiondVax with respect to such defense.

6.5	Enforcement of Target-specific Nanobody Patent Rights

6.5.1	Information. The Parties shall promptly inform each other in writing once either becomes aware of any suspected, threatened or actual infringement of the Target-specific Nanobody Patent Rights by any Third Party, and of any available evidence thereof.

6.5.2	Procedures. BiondVax shall have the first and exclusive right, but not the obligation, to enforce the Target-specific Nanobody Patent Rights against any Third Party in its sole discretion and at its sole risk, cost and expense, taking the lead in the control and conduct of such enforcement action, in coordination with the relevant Licensor(s) (but leaving control and final say with BiondVax). The Licensors shall reasonably assist BiondVax in any such enforcement action prosecuted by BiondVax, particularly provide without undue delay any declaration and/or document in order to enable BiondVax to undertake such enforcement action, at BiondVax’s expense. In the event that BiondVax does not intend to enforce the Target-specific Nanobody Patent Rights, neither solely nor jointly with the relevant Licensor(s), then BiondVax shall inform the relevant Licensor(s) owning the relevant Target-specific Nanobody Patent Right(s) of this intent in writing in due time, and MPG and/or UMG, as the case may be, have the right, but not the obligation, to enforce the relevant Target-specific Nanobody Patent Right(s) against such Third Party in MPG’s and/or UMG’s sole discretion and at MPG’s and/or UMG’s sole (or as the case may be joint) cost and expense, unless BiondVax objects against such enforcement and provides reasonable commercial reasons for its objection and reasonably considers the interests of MPG and UMG. Each Party agrees to reasonably cooperate in any action under this Section 6.5 which is controlled by the other Party/Parties, including, without limitation, joining such action as a party plaintiff, if legally necessary for the initiation or continuation of such action; provided that the controlling Party indemnifies and reimburses the cooperating Party promptly for any reasonable costs and expenses incurred by or imposed upon the cooperating Party in connection with providing such assistance.

6.5.3	Allocation of Proceeds. The proceeds (e.g. damages or other compensation) of any enforcement action pursued solely by BiondVax, or jointly by BiondVax and the relevant Licensor(s), with respect to Target-specific Nanobody Patent Rights shall remain with BiondVax, but the Licensors shall participate according to the following principle: (i) the proceeds shall be deemed Sublicense Consideration, and shall be subject to the payment obligations in accordance with Section 5.4 if the damages or other monetary award are calculated according to the license analogy method (Lizenzanalogie) based on turnovers of the infringer specifically attributed to and covering the past use of the Licensed Technology by the infringer; (ii) if any damages or other monetary awards that are specifically attributed to and cover the past use of the Licensed Technology by the infringer and are calculated on the basis of the infringer’s profit (Verletzergewinn), the net sales of the infringer shall qualify as Net Sales, and shall be royalty-bearing according to Section 5.3; (iii) if the damages or other monetary awards that are specifically attributed to and cover the past use of the Licensed Technology by the infringer and are determined on the basis of BiondVax’s loss of turnovers/profits (entgangener Gewinn), BiondVax’s lost turnover shall form basis to calculate the lost net sales of BiondVax which shall then qualify as Net Sales, and shall be royalty-bearing according to Section 5.3; provided, however, that in each of the foregoing scenarios BiondVax may first deduct from such damages or other monetary awards its respective enforcement costs and expenses actually borne and not otherwise reimbursed to BiondVax with respect to such sole or joint enforcement action. The proceeds of any enforcement action pursued solely by MPG and/or UMG, as the case may be, with respect to Target-specific Nanobody Patent Rights shall be reasonably shared by the Licensors on the one side and BiondVax on the other side, provided that the enforcing Licensor(s) may first deduct from such proceeds its/their respective enforcement costs and expenses actually borne and not otherwise reimbursed to them with respect to such enforcement action.

6.5.4	Settlements. In the event BiondVax, solely or jointly with the relevant Licensor(s), enforces any Target-specific Patent Right(s), and BiondVax intends to settle with a (potential) infringer of the respective Target-specific Nanobody Patent Right(s), BiondVax shall inform the relevant Licensor(s) thereof, together with the terms and conditions of such intended settlement. Any grant of a sublicense by BiondVax to the (potential) infringer requires the prior written consent of the relevant Licensor(s) owning the relevant Target-specific Nanobody Patent Right(s), not to be unreasonably withheld or delayed. BiondVax shall not require the Licensors’ prior written consent if BiondVax grants such sublicense in compliance with the provisions of Section 2.2. With respect to such sublicense granted in the course of a settlement, only Section 5.4 shall apply with respect to participation of the Licensors in the Sublicense Consideration paid by such Sublicensee, provided, however, that BiondVax may first deduct from any settlement payments, including Sublicense Consideration, as the case may be, its respective enforcement costs and expenses actually borne and not otherwise reimbursed to BiondVax with respect to such enforcement action. In the event solely the relevant Licensor(s) enforce(s) any Target-specific Patent Right(s) owned by the relevant Licensor(s), and intend(s) to settle with the (potential) infringer, the enforcing Licensor(s) shall inform BiondVax thereof, together with the terms and conditions of such intended settlement, and may conclude the settlement with BiondVax’s prior written consent, not to be unreasonably withheld or delayed.

6.6	Responsibility for Enabling Nanobody Patent Rights; Patent Costs

6.6.1	Responsibility. The Licensor(s) owning the Enabling Nanobody Patent Right(s) shall be primarily responsible, through a reputable patent law firm chosen by them, to prepare, file, prosecute, maintain, abandon and defend the relevant Enabling Nanobody Patent Right(s), except for Enabling Nanobody Patent Rights which are jointly owned by MPG and/or UMG on the one side and BiondVax on the other side, for which such responsibility shall be with BiondVax, and the provisions of Sections 6.2 and 6.4 shall apply mutatis mutandis, unless specifically provided differently in this Section 6.6.

6.6.2	Coordination Target-concerned. To the extent the Target is concerned, the relevant Licensor(s) shall closely align with BiondVax the filing, prosecution, maintenance, abandonment and defense. In case of Enabling Nanobody Patent Rights jointly owned by MPG, UMG and BiondVax, in any case of disagreement, BiondVax shall, in its reasonable discretion, have the final decision making authority. In all other cases of Enabling Nanobody Patent Rights (i.e. where BiondVax is not co-owner), the Licensors shall not unreasonably withhold their timely consent to the intended actions proposed by BiondVax after discussion in good faith if the intended actions proposed by BiondVax are reasonable in order to preserve the interests of MPG and UMG, and BiondVax’s commercial interests in the exclusive license for the Target granted hereunder and the Product Development and Commercialization.

6.6.3	Defense/ Abandonment. To the extent the Target is concerned or the relevant Licensor(s) inform(s) BiondVax that the relevant Licensor(s) does/do not intend to defend or maintain the respective Enabling Nanobody Patent Right(s), such notice to be sent if reasonably possible 2 (two) months before any defensive or maintenance action must be taken, or earlier if necessary or useful for efficient defense or maintenance, BiondVax shall have the right, but not the obligation to take control over defense or further maintenance on its own costs.

6.6.4	Coordination not Target-concerned. To the extent the Target is not concerned, the relevant Licensor(s) responsible according to Section 6.6.1 shall manage the filing, prosecution, maintenance, abandonment and defense in its reasonable discretion (including, without limitation, filing of divisional applications to the extent the Target is not concerned), reasonably taking into account the interests of BiondVax regarding a reasonable protection of the Products Developed and/or Commercialized by BiondVax.

6.6.5	Patent Costs. Until the relevant Licensor(s) owning the Enabling Nanobody Patent Right(s) has/have granted one or more additional non-exclusive licenses to the relevant Enabling Nanobody Patent Right(s) to one or more Third Parties for one or more targets other than the Target in accordance with the provisions of this Agreement, BiondVax shall in due time pay all external fees and costs, including reasonable attorney’s fees, relating to the preparation, filing, prosecution, maintenance and defense of the relevant Enabling Nanobody Patent Right(s) that occur during such term. Upon the relevant Licensor(s) has/have granted one or more additional non-exclusive licenses to the relevant Enabling Nanobody Patent Right(s) to one or more Third Parties for one or more targets other than the Target in accordance with the foregoing sentence, BiondVax and such Third Party/Parties shall pay the respective patent costs on a pro rata basis. The amounts due pursuant to this Section 6.6.5 shall, as a general rule, be paid directly by BiondVax to the respective patent law firm(s). The Licensors shall instruct the relevant patent law firm(s) to make and submit to BiondVax yearly forecasts of expected costs and expenses during the respective calendar year. For the avoidance of doubt, with respect to any Enabling Nanobody Patent Right which is jointly owned by MPG and/or UMG on the one side and BiondVax on the other side, any grant of a license to a Third Party shall be made by the Licensors only after the prior written approval of BiondVax, not to be unreasonably withheld or delayed.

6.6.6	Enforcement. To the extent the Target is concerned, BiondVax shall have the first and exclusive right to enforce the Enabling Nanobody Patent Rights against any Third Party by applying Section 6.5 accordingly. To the extent the Target is not concerned, MI through MPG and/or UMG, as the case may be, shall have the right, but not the obligation, to enforce the respective Enabling Nanobody Patent Right(s) against any Third Party in its/their sole discretion and at its/their sole (or, as the case may be, joint) cost and expense, reasonably taking into account the interests of BiondVax and of any other non-exclusive licensees, as the case may be. If an invalidity action results as reaction to an enforcement of the respective Enabling Nanobody Patent Right(s) by BiondVax, BiondVax shall have the right, but not the obligation, to take control over the defense of such Enabling Nanobody Patent Right(s). With respect to settlements, the provisions in Section 6.5 shall apply accordingly.

6.6.7	Exclusion of Enabling Nanobody Patent Rights by BiondVax. BiondVax may, in its sole discretion, exclude on a country-by-country basis any specific Enabling Nanobody Patent Right from this Agreement by [***] prior written notice to the relevant Licensor(s) owning the relevant Enabling Nanobody Patent Right. In case of such notice, upon expiration of said [***]period after receipt by the relevant Licensor(s), (i) the relevant Enabling Nanobody Patent Right shall be excluded from this Agreement, (ii) the relevant Licensor(s) shall not be obliged to align the filing, prosecution, maintenance, abandonment and defense for such excluded Enabling Nanobody Patent Right with BiondVax according to the provisions in this Section 6.6, (iii) BiondVax shall not be obliged to pay the patent costs for such excluded Enabling Nanobody Patent Right in the relevant country according to Section 6.6.5, (iv) BiondVax shall not have the right to enforce such excluded Enabling Nanobody Patent Right in the relevant country according to Section 6.6.6, and (v) the Parties shall closely align in good faith with respect to prosecution, maintenance, defense and enforcement of such excluded Enabling Nanobody Patent Right and Enabling Nanobody Patent Rights of the same patent family in the countries still licensed to BiondVax. If BiondVax is responsible for administration and prosecution of the relevant Enabling Nanobody Patent Right pursuant to Section 6.6.1, this responsibility shall be shifted to the relevant Licensor(s), and the Parties shall use reasonable efforts to ensure swift shifting (e.g. by instructing the relevant patent attorneys and provision of documentation). For the avoidance of doubt, notwithstanding the foregoing, if the relevant Enabling Nanobody Patent Right is jointly owned by MPG and/or UMG on the one side and BiondVax on the other side, the respective provisions of the RCA [or the aRCA], or, if applicable, the relevant joint ownership agreement concluded for such Enabling Nanobody Patent Right under the RCA [or the aRCA] shall apply upon expiration of said [***] period after receipt of such exclusion notice by the relevant Licensor(s).

6.7	Patent Listings

With respect to the filing of patent listing information (such as patent listings in the FDA Orange Book, and its national, supranational and international equivalents, for issued patents for a Product), BiondVax may, in its reasonable discretion and at its sole expense, seek and maintain all such patent listings available for Products. With respect to all of the rights and activities identified in this Section 6.7, the Licensors shall reasonably assist BiondVax, at BiondVax’s expense.

7. INDEMNIFICATION AND INSURANCE

7.1	Indemnification

BiondVax shall indemnify, defend, and hold harmless MI, MPG, UMG, and their Affiliates, and their respective officers, directors, employees and agents, and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any and all claims, suits, actions (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis), demands, judgments, liabilities, losses, costs, fees or expenses (including without limitation reasonable legal expenses, cost of litigation and attorney’s fees) and damages (collectively, the “Claims”) incurred by or imposed upon any of the Indemnitees by a Third Party, to the extent resulting from or arising out of (i) any use or practice of the Licensed Technology by or on behalf of BiondVax, its Affiliates or Sublicensees, or (ii) any Product that is Developed, used or Commercialized by or on behalf of BiondVax, its Affiliates or Sublicensees pursuant to any right or license granted under this Agreement, or (iii) any use by a Third Party of any such Product; provided that BiondVax’s indemnity obligations hereunder shall not apply to the extent Claims are arising from (a) the gross negligence, willful intent or fraudulent acts of the Indemnitees, or (b) a material breach of the Licensors’ representation and warranties under this Agreement, or (c) any licensing of the Enabling Nanobody Technology by the Licensors to Third Parties, or the enforcement of the Enabling Nanobody Patent Rights by the Licensors against Third Parties.

7.2	Procedures

7.2.1	Notice. The Indemnitees agree to provide BiondVax (the “Indemnifying Party”) with written notice of any Claims for which indemnification is sought under this Agreement within 30 (thirty) days after the Indemnitees have knowledge of such Claims; it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure to give notice.

7.2.2	Defense. The Indemnifying Party shall assume the defense of the Claims at its own expense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitees; provided, however, that the Indemnitees may retain its own counsel, at its own expense, if representation of the Indemnitees by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of the Indemnitees and any other party represented by such counsel.

7.2.3	Responsibility. The Indemnitees shall (i) permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any Claims (including litigation, appeal, and settlement), (ii) assist the Indemnifying Party, at the request and expense of the Indemnifying Party, in the investigation, preparation and defense of any Claims, and (iii) not compromise or settle such Claims without the prior consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

7.2.4	Information. The Indemnifying Party shall keep the Indemnitees informed of the progress in the defense of Claims, and the Indemnifying Party shall consult with the Indemnitees with regard to any proposed settlement. The Indemnifying Party shall not compromise or settle such Claims without the prior written consent of the Indemnitees, not to be unreasonably withheld or delayed, if such settlement would create an obligation for or adversely affect the Indemnitee.

7.3	Insurance

7.3.1	General Liability Insurance. BiondVax shall maintain, at its sole cost and expense, general liability insurance coverage with a recognized, creditworthy insurance company in an amount usual and customary for companies engaged in activities as contemplated by this Agreement; such insurance shall be in place upon the Effective Date.

7.3.2	Specific Insurances. Without limiting the generality of Section 7.3.1, BiondVax shall obtain and carry in full force and effect from a recognized, creditworthy insurance company (a) a clinical trials insurance, commencing upon the initiation of any Clinical Study of a Product and continuing during the whole term of any Clinical Study initiated by or on behalf of BiondVax, with minimal limits as required by applicable law or Regulatory Authorities, and (b) a product liability insurance for the Commercial Sale of a Product during the Term and for 3 (three) years thereafter, with a limit (i) usual and customary for companies engaged in activities as contemplated by this Agreement, and (ii) reasonably available at the time on the insurance market, but as a general rule not less than [***] per incident.

8. CONFIDENTIALITY

8.1	Confidentiality Obligation

8.1.1	Confidentiality Obligation. The Receiving Party shall treat confidential the Confidential Information of the Disclosing Party during the Term and for 5 (five) years thereafter. In maintaining confidential the Confidential Information of the Disclosing Party, the Receiving Party shall use not less than the efforts it uses to maintain in confidence its own information of a confidential and/or proprietary nature of similar kind and value; however, the Receiving Party shall in no event use less than reasonable efforts. The Receiving Party may not disclose the Confidential Information of the Disclosing Party to any Third Party without the prior written consent of the Disclosing Party, except for expressly permitted disclosures as set forth in Section 8.2 below or in accordance with Sections 2.5.3, 2.5.4 or 2.6. The Receiving Party may not use the Confidential Information of the Disclosing Party for any purposes other than those necessary to directly further the purpose of this Agreement. For the avoidance of doubt, MI, MPG/MPI-MS and UMG shall treat the Licensed Know-how confidential (and in this respect should be bound as Receiving Party), subject to the exemptions provided in this Section 8 and the disclosure by Intended Publications permitted according to Section 2.6.

8.1.2	Appropriate Measures. The Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information, and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

8.2	Permitted Disclosures

The Receiving Party may disclose Confidential Information of the Disclosing Party:

(a)	to Regulatory Authorities in connection with filings for Regulatory Approval, provided that such disclosures may be made only to the extent reasonably necessary to make such filings;
(b)	[***];
(c)	if MI is the Receiving Party: to MPG and MPI-MS, and if UMG is the Receiving Party to MBM, in each case subject to and provided that the recipients are bound by confidentiality obligations at least as restrictive as those set forth in this Agreement;
(d)	to Third Party individuals with a professional obligation of secrecy (e.g. patent attorneys, attorneys-at-law, certified public accountants);

(e)	to Third Parties if required or reasonably useful for the Development and/or Commercialization of Products (or for such parties to determine their interest in performing such activities) in accordance with this Agreement, provided that such Third Parties are bound by confidentiality obligations at least as restrictive as those set forth in this Agreement;
(f)	[***];
(g)	if such disclosure is required by court order, order of competent authorities, law or regulation (including without limitation by rules or regulations of any securities exchange), provided that prior to such disclosure, the obligated Party promptly notifies the Disclosing Party of such requirement, and provided further that the obligated Party shall assist the Disclosing Party in any objection against and attempt to limit the relevant disclosure order and that the obligated Receiving Party will furnish only that portion of the Disclosing Party’s Confidential Information that Receiving Party’s legal counsel reasonably determines is legally required to furnish.

8.3	Terms of this Agreement

The Parties acknowledge that the existence and all terms and conditions of this Agreement shall be treated as Confidential Information of the Parties. Notwithstanding the foregoing, MI may disclose this Agreement on a confidential basis to MPG and MPI-MS, and UMG may disclose this Agreement on a confidential basis to MBM and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts, and in each case also to said recipients funding and auditing authorities on a confidential basis. BiondVax may disclose this Agreement on a confidential basis to its Affiliates and Sublicensees, and in accordance with Section 8.2(d), (e), (f) and (g). Further, each Party may disclose Section 2.10 of this Agreement to any Third Party.

8.4	Return of Confidential Information

After the termination or expiration of this Agreement, each Party shall return or, upon request of the Disclosing Party, destroy all documents (including copies) of the Confidential Information received from the Disclosing Party, except that each Party may retain 1 (one) copy for archiving purposes and except for jointly owned Confidential Information which, however, shall remain subject to relevant mutual confidentiality undertakings. Each Party shall not be required to return or destroy any Confidential Information that is stored in any automatic electronic archiving or back-up system where it is not reasonably practicable to retrieve and delete the same, provided that such information is kept confidential in accordance with the terms of this Agreement.

9. TERM AND TERMINATION

9.1	Term

This Agreement shall come into force and effect on the Effective Date. Unless earlier terminated in accordance with the termination provisions of this Agreement, this Agreement shall continue in force and effect, on a Product-by-Product and country-by-country basis, until the end of the Royalty Term with respect to such Product in such country (collectively, the “Term”). Upon the end of the Royalty Term, the license granted pursuant to Section 2.1.1 shall, with respect to such Product in such country, be deemed irrevocable, perpetual, royalty-free and fully paid-up.

9.2	Special Termination Rights.

9.2.1	Non-Achievement of IND Filing. If BiondVax cannot prove to the Licensors at the latest on [***] by appropriate written documentation that BiondVax (or its Affiliates or Sublicensees) has submitted an IND to a Regulatory Authority of a Major Market Country for a first Product on or before [***], then the Licensors (through MI) shall first send a written notice to BiondVax and give BiondVax 45 (forty-five) days to present a revised Development Plan to achieve the respective IND submission by [***]. If BiondVax cannot prove to the Licensors at the latest on [***] by appropriate written documentation that BiondVax (or its Affiliates or Sublicensees) has submitted an IND to a Regulatory Authority of a Major Market Country for a first Product on or before [***], then each Party may terminate this Agreement immediately, but at the latest within the following [***], by 30 (thirty) days prior written notice to the other Party. [The aforementioned dates shall be shifted by the time period equivalent to the time the performance of any research activity that is necessary for the Nomination Of Pre-Clinical Candidate by BiondVax to be conducted by MPI-BPC and/or UMG under the aRCA is delayed, provided that such delay is not resulting from BiondVax’s gross negligence or willful misconduct.] BiondVax may avoid termination by the Licensors (only jointly together) pursuant to this Section 9.2.1, if BiondVax informs the Licensors (through MI), within 30 (thirty) days after it has not met the applicable date for IND filing, that BiondVax will pay, and actually pays to the Licensors (through MI) within further 30 (thirty) days, a prolongation fee of [***], which prolongs the applicable date for IND filing by [***].

NOTE: The Parties will discuss in good faith and mutually agree on the realistic dates on the basis of the proposed Development Plan of BiondVax. The sentence in italics might be adapted according to the specific situation considering potential supporting research activities under the RCA in case of BiondVax exercising the option before fulfilment of the applicable Compound Acceptance Criteria.

9.2.2	Patent Infringement / Patent Invalidation. If (i) all Licensed Patent Rights are finally and legally bindingly invalidated by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, in all of the Major Market Countries referenced in Section 1.44 (i) through (vii), or (ii) BiondVax is blocked from the Development and Commercialization of Products under this Agreement due to a finally and legally binding decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, in all of the Major Market Countries referenced in Section 1.44 (i) through (vii) resulting from infringement proceedings regarding any Third Party Patent Rights, BiondVax may terminate this Agreement upon 30 (thirty) days prior written notice to the Licensors.

9.3	Cessation of Product Development by BiondVax

If BiondVax (or its Affiliates or Sublicensees) ceases to carry on the Development and Commercialization of all Products in or for all countries (e.g. by cessation of its business related to this Agreement), BiondVax shall inform the Licensors thereof in due time. In such event, MI and UMG (only jointly together) on the one side and BiondVax on the other side shall have the right to terminate this Agreement upon at least 3 (three) months’ prior written notice to the other side.

9.4	Change of Control

In the event that a Third Party acquires, by a single transaction or a series of related transactions, more than 50% (fifty percent) of the securities or voting rights of BiondVax, BiondVax shall provide the Licensors, upon the Licensors’ request to be made only jointly together by the Licensors and within 2 (two) months after such change of control event, within a reasonable period of time, which should not exceed 2 (two) months, with 1 (one) special written report in reasonable detail on the actual and intended future activities of BiondVax to Develop and Commercialize Products. If BiondVax cannot reasonably demonstrate to maintain, after the change of control event, a program to Develop and Commercialize one or more Products that is at least substantially similar in scope to the program of BiondVax prior to the change of control event, then the Licensors may terminate (only jointly together) this Agreement upon 30 (thirty) days prior written notice to BiondVax, provided that the following procedure is followed: The Licensors shall inform BiondVax by joint written notice within 2 (two) weeks after receipt of said written report if they have good reason to doubt or to question maintenance of such program by BiondVax and that this lack of program maintenance would give reason for the Licensors to assume that BiondVax would materially breach its Development and Commercialization obligations according to Sections 4.1 and 4.2 and shall specifically name such reasons and give BiondVax 2 (two) weeks to come back with further explanations. The Licensors shall inform BiondVax by joint written notice within another 2 (two) weeks after receipt of such further explanations from BiondVax if the Licensors still think that their already addressed good reasons have not been cleared and may exercise their termination right then by joint written notice within 2 (two) weeks after receipt of said further notice by BiondVax. If the Parties are in disagreement if BiondVax has reasonably demonstrated maintenance of the program as required herein, the Licensors shall not be entitled to terminate this Agreement unless and until non-demonstration by BiondVax have been determined finally in accordance with Section 10.3. BiondVax shall inform the Licensors immediately of the implementation of any such change of control event, it being understood that in case of change of control by a series of related transactions BiondVax shall send such notice to the Licensors only for the last transaction resulting in the change of control.

9.5	Challenge of Licensed Patent Rights

The Licensor may (only together) terminate this Agreement upon 30 (thirty) days prior joint written notice to BiondVax, if BiondVax (or any of its Affiliates) (i) challenges (e.g. by opposition proceedings or nullity suits) any of the Licensed Patent Rights, or (ii) in any way encourages or supports any Third Party to challenge any of the Licensed Patent Rights.

9.6	Termination for Breach

9.6.1	Payment Failure. In the event BiondVax fails to pay any undisputed amounts due and payable to the Licensors hereunder, and fails to make such payments within 45 (forty-five) days after receiving a joint written notice of the Licensors through MI of such payment failure, the Licensors (only together) may terminate this Agreement upon 30 (thirty) days prior joint written notice to BiondVax.

9.6.2	Material Breach

9.6.2.1	Breach. In the event MI and/or UMG on the one side or BiondVax on the other side commits a material breach of its obligations under this Agreement (other than a failure by BiondVax to make payments, which breach is covered by Section 9.6.1 above), and fails to cure such material breach within 90 (ninety) days after receiving written notice thereof from the other side specifying the nature of the breach and requiring its cure, the non-breaching side may terminate this Agreement (as a whole) upon 30 (thirty) days’ prior written notice to the breaching side, which for clarity must be a joint written notice in case of termination for breach by the Licensors. Notwithstanding the foregoing, if the breach is not reasonably capable to be cured within the 90 (ninety) days cure period by the breaching side and the breaching side is making good faith efforts to cure such breach (e.g. by providing a redacted Development Plan in order to overcome e.g. scientific and/or regulatory challenges and/or substantial changes in the competitive environment), the Parties shall negotiate in good faith on a prolongation of the cure period.

9.6.2.2	Dispute about Material Breach. If a Party reasonably disputes the existence or materiality of a breach specified in a notice pursuant to Section 9.6.2, and the side notified to be in breach provides notice to the non-breaching side of such dispute within the applicable 90 (ninety) days cure period, the non-breaching side may not terminate this Agreement unless and until the existence or materiality of such breach has been determined in accordance with Section 10.3, and the breaching side fails to cure such determined breach within 90 (ninety) days or such other cure period according to Section 9.6.2.1 following such determination. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder.

9.6.2.3	Delays. For the avoidance of any doubt, delays caused by Regulatory Authorities, changes in regulations and scientific issues out of reasonable control of BiondVax[, or delays caused by the performance of the aRCA, unless such delay results from BiondVax’s gross negligence or willful misconduct,] will not be considered as a valid reason for termination for material breach, as long as BiondVax upon request of the Licensor, which has to be made in writing by the Licensors jointly together, within a reasonable period of time set by the Licensors can prove by written documentation that it is diligently attempting to resolve the aforementioned issues or delays.

9.7	Scope and Effect of Termination; Survival; Sublicenses

9.7.1	General. Except as expressly provided otherwise in this Agreement (i.e. in Section 2.10.5 and in the last sentence of Section 4.7.1), termination of this Agreement shall be in its entirety (including as to all countries and all Products). The Parties shall cooperate in good faith to permit an orderly termination and winding-up of this Agreement.

9.7.2	Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 1, 3, 5.1, 7, 8, the last sentence of 9.1 (in the event of expiration), 9.7, and 10. The expiration or termination of this Agreement shall not release a Party (or its Affiliates and Sublicensees) from any liability or obligation (including without limitation any payment and reporting obligation) that became due on or before the effective date of expiration or termination, nor shall it preclude a Party from pursuing all rights and remedies it may have under or arising out of this Agreement with respect to any breach of this Agreement, nor shall it prejudice a Party’s right to obtain specific performance of any obligation and/or damages.

9.7.3	Sell-off of Products. In the event BiondVax has, as of the effective date of termination, any Products in stock for which Regulatory Approval of a BLA has been obtained, this Agreement shall survive for a period of 9 (nine) months after the effective date of termination solely for the purpose of selling off such Products (subject to the payment obligations under Section 5 of this Agreement which shall continue to apply for this purpose), provided, however, that such limited survival shall not prevent the Licensors from granting (also for and during such limited survival period) a license to any Third Party for the sale of Products.

9.7.4	Surviving Sublicensee. In the event that BiondVax has, prior to the effective date of termination of this Agreement, granted any sublicenses under this Agreement that have not expired or terminated as of the effective date of termination of this Agreement, the Licensors shall, upon request of such Sublicensee (the “Surviving Sublicensee”), negotiate in good faith the step-in of the Licensors into the respective sublicense agreement, thereby replacing BiondVax as licensor with respect to MPG’s and UMG’s share in the Licensed Technology, provided that (i) such step-in into the sublicense agreement by the Licensors is legally possible for the Licensors, and does not exceed the Licensors’ obligations as set forth in this Agreement, (ii) the Licensors shall have no obligation under the sublicense agreement other than to leave the sublicense granted to the Licensed Technology in place if this is required for the Development and Commercialization of the Products, (iii) the Surviving Sublicensee is not in material breach of its obligations under the sublicense agreement, and (iv) the Sublicensee confirms in writing towards the Licensors to be bound by such sublicense agreement. If, in connection with a sublicense to some or all of the Licensed Technology, BiondVax (or its Affiliates) has, as licensor, granted in the same sublicense agreement a license to its own ownership share in the Licensed Technology and/or other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target, the Parties shall in good faith determine a reasonable weighting of their ownership shares in the concerned Licensed Technology (for which the Licensors replace BiondVax as licensor) to the respective other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target (for which BiondVax remains licensor), and the Licensors shall receive payments from the Surviving Sublicensee that are reasonably allocated to their share in the Licensed Technology.

9.7.5	Access to BiondVax’s Share in Target-specific Nanobody Technology and Enabling Nanobody Technology in Case of Termination. Upon termination of this Agreement (as a whole) by the Licensors in accordance with Section 9.2.1, or by BiondVax in accordance with Section 9.2.2, or by either BiondVax or the Licensors in accordance with Section 9.3, or by the Licensors in accordance with Section 9.4 or 9.5, BiondVax shall, upon request of the Licensors (through MI) to be made within 90 (ninety) days after the effective date of termination of this Agreement, (i) assign and transfer to MPG and/or UMG BiondVax’s ownership share in any Target-specific Nanobody Technology created under the RCA[ or the aRCA] and (ii) grant a non-exclusive license, which shall be exclusive for the Target, under BiondVax’s share in any Enabling Nanobody Technology created under the RCA[ or the aRCA], both in return for a fair and reasonable participation of BiondVax in any future licensing revenues received by MI and/or MPG and/or UMG from the commercialization of said Licensed Technology.

9.8	Insolvency

9.8.1	Termination by the Licensors. The Licensors (only together) may terminate this Agreement upon 30 (thirty) days prior joint written notice to BiondVax, if (i) a petition in insolvency or for reorganization or similar arrangement for the benefit of creditors is filed by or against BiondVax in any court or agency, (ii) the commencement of bankruptcy or insolvency proceedings has been declined by the court or agency for insufficiency of assets, (iii) BiondVax has assigned all or substantially all of its assets for the benefit of its creditors, or (iv) BiondVax is in liquidation for other reasons.

9.8.2	Election of Insolvency Administrator. If the Licensors do not terminate this Agreement in accordance with Section 9.8.1, and if the insolvency administrator of BiondVax notifies the Licensors that he elects

(a)	to not continue this Agreement, the rights licensed under this Agreement shall automatically fall back to the Licensors, and this Agreement shall automatically terminate upon the Licensors’ receipt of such notice;

(b)	to continue this Agreement, any intended transfer of rights and/or obligations of this Agreement to any Third Party, as well as the granting of any sublicense to any Third Party, requires the prior written approval of the Licensors, which approval shall not be unreasonably withheld or delayed.

10. MISCELLANEOUS

10.1	Notice

10.1.1	Contact Information. Any notices required or permitted under this Agreement shall be in English and in writing, shall specifically refer to this Agreement, and shall be sent to the following postal addresses or e-mail addresses of the Parties:

If to MI:	Attn.: Managing Director
Max-Planck-Innovation GmbH
Amalienstrasse 8
80799 Muenchen
Germany
Email: [***]

If to UMG:	Attn.: Chief Executiver Officer
MBM Science Bridge GmbH
Hans-Adolf-Krebs-Weg 1, 37077 Göttingen, Germany
Email: [***]

If to BiondVax:	Attn.: Chief Executive Officer
BiondVax Pharmaceuticals Ltd.
Jerusalem BioPark Building, 2nd Floor
Hadassah Ein Kerem Campus
Jerusalem
Israel
Email: [***]

With copy to
CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB
Attn.: Dr. Thomas Hirse
Kasernenstraße 43-45
40213 Düsseldorf
Germany
Email: [***]

10.1.2	Notice of Termination. Notwithstanding the foregoing, any notice of termination may only be sent by a Party by internationally recognized courier in order to be deemed to be effectively given to the other Party.

10.1.3	Change of Contact Information. Each Party shall immediately notify the other Party about any change of its contact information.

10.2	Governing Law

This Agreement, and any dispute, controversy or claim arising under, out of or relating to this Agreement (and any subsequent amendments of this Agreement), including, without limitation, its formation, validity, binding effect, interpretation, performance, breach, termination or enforcement, and any remedies relating thereto, as well as non-contractual claims (collectively, a “Dispute”) shall be governed by the laws of the Federal Republic of Germany, without regard to conflict of law principles, except that questions affecting the construction and effect of any Patent Rights shall be determined by the law of the country in which such Patent Right shall have been granted.

10.3	Dispute Resolution

10.3.1	Resolution by Management. The Parties recognize that a Dispute may from time to time arise between the Parties during the Term. In the event of a Dispute, a Party, by written notice to the other Party, may have such Dispute referred to the Parties’ respective officers or directors designated below, for attempted resolution by good faith negotiations within 60 (sixty) days after such notice is received. Said designated officers or directors are as follows:

For MI: Geschäftsführer / Managing Director

For UMG: Chief Executive Officer of MBM Science Bridge GmbH

For BiondVax: Chief Executive Officer

10.3.2	Mediation. In the event the designated officers or directors are not able to resolve such Dispute as set forth in Section 10.3.1 within 60 (sixty) days following the notice, then each Party may submit such Dispute to mediation in accordance with the World Intellectual Property Organization (WIPO) Mediation Rules. The number of mediators shall be 1 (one), appointed in accordance with such mediation rules, the place of mediation shall be Frankfurt am Main, Germany, and the language of the mediation shall be English.

10.3.3	Arbitration. If and to the extent the Dispute has not been settled pursuant to mediation as set forth in Section 10.3.2 within 60 (sixty) days following the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either Party, exclusively be governed and referred to, and finally determined by, arbitration in accordance with the WIPO Arbitration Rules.

Alternatively, if, before the expiration of the said period of 60 (sixty) days, either Party fails to participate or to continue to participate in the mediation, the Dispute shall, upon the filing of a Request for Arbitration by the other Party, exclusively be governed and referred to, and finally determined by, arbitration in accordance with the WIPO Arbitration Rules.

The arbitral tribunal shall consist of 3 (three) arbitrators, appointed in accordance with such arbitration rules. The place of arbitration shall be Frankfurt am Main, Germany. The language to be used in the arbitral proceedings shall be English. The Dispute referred to arbitration shall be decided in accordance with the substantive laws of the Federal Republic of Germany, including for the avoidance of doubt only the rules of the German Civil Procedure Code (Zivilprozeßordnung) on the taking of evidence shall apply. The award of the arbitrators (including any emergency relief under such arbitration rules) shall be the sole and exclusive remedy between the Parties regarding any such Dispute. An award rendered in connection with arbitration pursuant to this Section 10.3.3 shall be final and binding upon the Parties.

10.3.4	Expert Determination.

Any Dispute between the Parties arising under, out of or relating to a matter specifically referred to expert determination under this Agreement (and any subsequent amendments of this Agreement) shall be referred to expert determination in accordance with the WIPO Expert Determination Rules. The determination made by the expert shall be final and binding upon the Parties. The language to be used in the expert determination shall be English. Specifically, and not to limit the foregoing, the following Disputes shall be subject to expert determination: (i) qualification of further Intellectual Property Rights of MPG and/or UMG as Target-specific Nanobody Technology or Enabling Nanobody Technology to be included according to Sections 1.28, 1.29, 1.63, 1.64, 2.1.4[, 2.1.5 or 2.1.6], (ii) technical necessity for BiondVax to obtain a license to Third Party Blocking Patent Rights (Sections 1.68) while any Dispute regarding the further requirements under Section 5.3.5 shall be subject to dispute resolution according to Sections 10.3.1 through 10.3.3, and (iii) weighting of the Licensors’ share in the Licensed Technology to BiondVax’s share in the Licensed Technology and/or other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target (Sections 2.1.3, 5.4.1, 9.7.4).

10.4	Assignment and Transfer

10.4.1	Assignment With / Without Approval. This Agreement is personal to the Parties, and neither this Agreement, nor any rights and/or obligations under this Agreement, may be assigned or otherwise transferred by a Party to a Third Party without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a Party may assign this Agreement (as a whole) to an Affiliate, or to a Third Party in connection with the merger or consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; if BiondVax is the assignor (i) and the Affiliate or Third Party as assignee pursues on its own or through Sublicensees the Development and Commercialization of Products, such assignment shall not require the consent of the Licensors, provided, however, that BiondVax as assignor, the Affiliate or Third Party as assignee, and the Licensors shall sign a written document stating that the Affiliate or Third Party fully replaces BiondVax as contractual party of this Agreement, and (ii) and the Affiliate or Third Party as assignee does not pursue on its own or through Sublicensees the Development and Commercialization of Products, such assignment requires, in addition to the document mentioned in (i), the prior approval of the Licensors, not to be unreasonably withheld or delayed.

10.4.2	Special Report. In case of an assignment of this Agreement by BiondVax in accordance with Section 10.4.1, upon the Licensors’ request to be made by joint written notice within 6 (six) months after the effective date of assignment, the Affiliate or Third Party assignee shall provide the Licensors with 1 (one) special written report in reasonable detail on the actual and intended future activities and business strategy of the Affiliate or Third Party assignee to Develop and Commercialize Products. If the Affiliate or Third Party assignee, after reasonable good faith discussions with the Licensors also giving said Affiliate or Third Party assignee opportunity to address the Licensors’ reasonable critics, cannot demonstrate to maintain, after the effective date of assignment, a program to Develop and Commercialize Products that is at least substantially similar in scope to the program of BiondVax prior the effective date of assignment and this would give reason for the Licensors to assume that the Affiliate or Third Party assignee would materially breach its Development and Commercialization obligations according to Sections 4.1 and 4.2, then the Licensors within 2 (two) weeks after the end of said discussions may terminate (only together) this Agreement upon 30 (thirty) days prior joint written notice to the Affiliate or Third Party assignee. If the Licensors and said Affiliate or Third Party assignee are in disagreement if said Affiliate or Third Party assignee has reasonably demonstrated maintenance of the program as required herein, the Licensors shall not be entitled to terminate this Agreement unless and until non-demonstration by said Affiliate or Third Party assignee have been determined finally in accordance with Section 10.3.

10.5	Amendment and Waiver

This Agreement may be amended, supplemented, or otherwise modified (including a waiver of performance of any obligation under this Agreement) only by means of a written document signed by all Parties. Any waiver of any rights, or failure to act in a specific instance, shall relate only to such instance and shall not be construed as an agreement to waive any rights, or fail to act in any other instance, whether or not similar.

10.6	Severability

Should one or more of the provisions of this Agreement be void, invalid or unenforceable under applicable law, the remaining provisions of this Agreement will not cease to be effective. The Parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision that reflects, to the extent possible, the original intent of the Parties.

10.7	Headings

All headings are for convenience only and shall not affect the meaning, and shall not be used in the interpretation of any provision of this Agreement.

10.8	Entire Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and any previous agreements and understandings, whether oral or written, made by the Parties on the same subject matter are expressly superseded by this Agreement.

10.9	Force Majeure

Neither Party will be deemed to be in default of this Agreement for failure or delay of the performance of its obligations or attempts to cure any breach of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of, or not reasonably avoidable by, the affected Party, including, without limitation, embargoes, acts of war, pandemics, quarantines, strikes, lockouts or other labor unrests. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practicable, and will make every reasonable effort to avoid or remove such causes, and to mitigate the effects of such force majeure circumstances. In case of such a force majeure event, the time for performance or cure will be extended for the period equal to the duration of such force majeure event. Should the duration of the force majeure event exceed more than 3 (three) consecutive months, each Party may terminate this Agreement upon 3 (three) months prior written notice, provided that such termination must be made by the Licensors only together and by joint written notice.

10.10	Press Release

Subject to the prior written approval of the other Parties, not to be unreasonably withheld or delayed, each Party may make public announcements with respect to the existence, the nature, the general subject matter and the general structure of the financial terms of this Agreement. Each Party shall provide to the other Parties a copy of any such intended public announcement as soon as reasonably practicable under the circumstances, but not less than 1 (one) week, prior to its scheduled release. The other Parties may review and request changes to any announcement, and the Parties shall work together in good faith to come to a mutually acceptable version of such public announcement. If the Parties do not agree on a mutually acceptable version of such public announcement, no public announcement may be made. However, the Licensors acknowledge that BiondVax as a company listed at the NASDAQ has to comply with certain publication, information and transparency obligations under the applicable laws, and nothing herein shall prevent BiondVax from making any public announcement to the extent and at the time required under any publication, information or transparency obligation according to the applicable laws (e.g. public company obligations under U.S. SEC Rules), and such public announcement shall not be regarded a breach of this Section 10.10.

[Remainder of this page intentionally left blank / signatures follow on next page]

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Max-Planck-Innovation GmbH

By:
Name:	Dr. Jörn Erselius
Title:	Geschäftsführer /
Managing Director

BiondVax Pharmaceuticals Ltd.

By:
Name:	Amir Reichman
Title:	Chief Executive Officer

Georg-August-Universität Göttingen
Stiftung Öffentlichen Rechts,
Universitätsmedizin

By:
Name:	Jens Finke
Title:	Board Member

By:
Name:	Prof. Dr. Wolfgang Brück
Title:	Board Member

List of Appendices:

Appendix 0.2 (MPG Confirmation)

Appendix 0.6 (RCA)

Appendix 1.17 (Compounds)

Appendix 1.22 (Development Plan)

Appendix 1.28 (Enabling Nanobody Know-how)

Appendix 1.29 (Enabling Nanobody Patent Rights)

Appendix 1.63 (Target-specific Nanobody Know-how)

Appendix 1.64 (Target-specific Nanobody Patent Rights)

Appendix 0.2

MPG Confirmation

(separate document)

Appendix 0.6

RCA

(separate document)

Appendix 1.17

Compounds

[to be filled with the Compounds after exercise of the option by BiondVax under the RCA]

A) Created in the course of the RCA

[B) Created in the course of the aRCA]

(note to draft: to be added to this Agreement as set forth in Sections 2.1.5 and 2.1.6)]

Appendix 1.22

Development Plan

[to be filled after exercise of the option by BiondVax under the RCA]

Appendix 1.28

Enabling Nanobody Know-how

[to be filled initially after exercise of the option by BiondVax under the RCA]

A) Know-how created in the course of the RCA

[B) Know-how created in the course of the aRCA]

(note to draft: to be added to this Agreement as set forth in Section 2.1.5 and 2.1.6)]

Appendix 1.29

Enabling Nanobody Patent Rights

[to be filled initially after exercise of the option by BiondVax under the RCA]

A) Inventions created in the course of the RCA

[B) Inventions created in the course of the aRCA]

(note to draft: to be added to this Agreement as set forth in Section 2.1.5 and 2.1.6)]

Appendix 1.63

Target-specific Nanobody Know-how

[to be filled initially after exercise of the option by BiondVax under the RCA]

A) Know-how created in the course of the RCA

[B) Know-how created in the course of the aRCA]

(note to draft: to be added to this Agreement as set forth in Sections 2.1.5 and 2.1.6)]

Appendix 1.64

Target-specific Nanobody Patent Rights

[to be filled initially after exercise of the option by BiondVax under the RCA]

A) Inventions created in the course of the RCA

[B) Inventions created in the course of the aRCA]

(note to draft: to be added to this Agreement as set forth in Sections 2.1.5 and 2.1.6)]